Exhibit 10.2

Execution Copy

Binding Version must be in German

ZELLSTOFF STENDAL GMBH

UNICREDIT BANK AG

and

IKB DEUTSCHE INDUSTRIEBANK AG

EURO 17,000,000

PROJECT BLUE MILL FINANCING FACILITY

AGREEMENT

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

23.	Fees	66

24.	Costs and Expenses	67

25.	Indemnity and Breakage Costs	69

26.	Set-Off	70

27.	Pro-Rata Sharing	70

28.	Assignments and Transfers	71

29.	Sub-Participations	73

30.	Calculations and Evidence of Debt	73

31.	Non-Applicability of § 181 BGB	74

32.	Form Requirements and Amendments	74

33.	Conditions of the State Guarantee	74

34.	Remedies and Waivers, Cumulative Rights, Partial Invalidity	74

35.	Notices	75

36.	Governing Law	77

37.	Jurisdiction	77

38.	Counterparts	77

39.	Conclusion of the Agreement (Vertragsschluss)	77

SCHEDULE 1 Drawdown Request		79

SCHEDULE 2 Conditions for the First Drawdown		81

SCHEDULE 3 General Drawdown Conditions		84

SCHEDULE 4 Lenders and Commitments		85

SCHEDULE 5 Mandatory Cost Formulae		86

SCHEDULE 6 State Guarantee		89

SCHEDULE 7 Minimum Insurance Schedule		90

SCHEDULE 8 Minimum Insurance Operation Period Schedule		91

THIS AGREEMENT is made on      January 2012

BETWEEN

(1)	ZELLSTOFF STENDAL GMBH, a limited liability company incorporated, organized and validly existing under the laws of the Federal Republic of Germany, having its office at Goldbecker Strasse 1, 39596 Arneburg, Federal Republic of Germany and registered in the commercial register of the local court (Amtsgericht) of Stendal, number HRB 2446 (the “Borrower”);

(2)	UNICREDIT BANK AG, a stock corporation incorporated, organised and validly existing under the laws of the Federal Republic of Germany, having its office at Arabellastrasse 14, 81925 München, Federal Republic of Germany and registered in the commercial register (Amtsgericht) of Munich, number HRB 42148 (the “Arranger”);

(3)	UNICREDIT BANK AG (the “Agent” and “Security Agent”);

(4)	UNICREDIT BANK AG (the “Original Lender 1”); and

(5)	IKB DEUTSCHE INDUSTRIEBANK AG (the “Original Lender 2” and together with the Original Lender 1 the “Original Lenders”)

(the entities under (1) to (5) are referred to as the “Parties”).

WHEREAS

(A)	The Borrower is a project company which was created in 1996 as a limited liability company (Gesellschaft mit beschränkter Haftung) in connection with the financing, construction and operation of a 552,000 tonnes per annum bleached softwood kraft pulp mill located in Arneburg, Sachsen-Anhalt, Federal Republic of Germany (the “Pulp Mill Project”).

(B)	In order to finance the Pulp Mill Project, the Borrower entered into a Euro 827,950,000 facility agreement with the Original Lender 1 (as amended from time to time, the “Pulp Mill Facility Agreement” and together with this Agreement the “Facility Agreements”), which was later syndicated to Norddeutsche Landesbank Girozentrale, Landesbank Baden-Württemberg, Bank of Scotland PLC, DZ Bank AG, National Bank of Greece, S.A., London Branch, HSH Nordbank AG, Banca Monte dei Paschi di Siena S.p.A., London Branch, Investkredit Bank AG and Nordkap Bank AG as lenders (the “Pulp Mill Lenders”) and which is, among others, secured by guarantees of the Federal Republic of Germany and the State of Sachsen-Anhalt in favour of the Pulp Mill Lenders (the “Pulp Mill Guarantees”).

(C)	Following completion of the Pulp Mill Project, the production capacity of the plant has been increased to 620,000 tonnes per annum.

(D)	The Borrower intends to further increase the capacity of the pulp mill up to 650,000 tonnes per annum predominantly through debottlenecking and performance improvement. The high-pressure steam which is produced as a result of the operation of the pulp mill is channelled through a turbine and generates low-pressure steam, heat and electrical power. The increase of the production capacity has already lead to an increased high-pressure steam emission, exceeding the capacity of the existing turbine. In addition to the investment in further production capacity increase, the Borrower intends to build a further 40 MW steam turbine (the “Turbine”) in order to ensure the necessary conversion of high-steam pressure into low-pressure steam, heat and electrical power. Electrical power that is surplus to production requirements will be fed into the grid (together “Project Blue Mill” and together with the Pulp Mill Project the “Projects”).

(E)	Mercer International, Inc., a company incorporated under the laws of the state of Washington, United States of America (“Mercer International”) and E&Z (as defined below) have agreed to act as sponsors of Project Blue Mill.

(F)	The State of Sachsen-Anhalt has agreed to guarantee 80 % of the claims of the Lenders in connection with the financing of Project Blue Mill by issuing guarantees in favour of the Lenders which will be administered by PWC (as defined below).

(G)	It is the common understanding of the Lenders and the Pulp Mill Lenders that the Agent and the Security Agent for this Agreement and the Pulp Mill Facility Agreement shall be the same entities.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Advance”: A principal sum drawn by the Borrower under this Agreement or, depending on the context, the principal sum outstanding as a result of such drawdown.

“Advisers”: The Technical Adviser, the Wood Supply Adviser, the Pulp Market Adviser, the Insurance Adviser and any other consultant agreed from time to time between the Lenders and the Borrower to act as an adviser in relation to the Projects or the Facility Agreements.

“Agreement”: This agreement including all of its schedules.

“Annual Debt Service Cover Ratio”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Assurance of Overall Financing”: For the purposes of this Agreement, the overall financing is assured if in respect of Project Blue Mill the Overall Funding Requirements are covered by the Overall Funding Sources.

“Authority”: Any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or any person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank.

“Authorisation”: Any consent, registration, filing, agreement, notarisation, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate and creditors’ approvals or consents.

“Availability Period”: The relevant period mentioned in Clause 2.2 (Availability of Facility).

“Available Cash Flow”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Base Case”: A statement of the technical, economic and tax assumptions relating to the Projects in the form of a run of the Financial Model as updated from time to time.

“Blue Mill Investment Accounts”: The account or accounts of the Borrower established for the purposes set out in Clause 9 (Blue Mill Investment Account) and maintained with the Agent.

“Breakage Costs”: The costs pursuant to Clause 25.2 (Breakage Costs).

“Business Day”: A day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in London, Düsseldorf, Munich and Frankfurt am Main and:

(a)	(in relation to any date for payment or purchase of a sum denominated in a currency other than the euro) a day on which banks are open for general business in the financial centre of the country of such currency; or

(b)	(in relation to any date for payment or purchase of a sum denominated in the euro) any TARGET Day.

“Capital Expenditures”: Costs and expenses of a capital nature pursuant to the generally accepted accounting principles in the Federal Republic of Germany incurred or to be incurred by the Borrower in the construction and operation of Project Blue Mill and in the normal acquisition and/or replacement (but excluding any replacement cost which has been confirmed by the relevant insurers as being payable out of insurance proceeds) of fixed assets, machinery, parts and similar equipment in relation to Project Blue Mill according to the Project Budget.

“Cash Flow Contributions”: The amounts to be transferred from the Proceeds Account into the Blue Mill Investment Account in accordance with the waterfall provided for in clause 9.4.3 (a) of the Pulp Mill Facility Agreement for the payment of Capital Expenditures in connection with Project Blue Mill.

“Change of Control”: Any change after Financial Close in the direct or indirect ownership of the shares in the Borrower without the Majority Lenders’ written consent (such consent not to be unreasonably withheld or delayed) after which the aggregate direct or indirect shareholding of Mercer International (on a fully diluted basis) no longer is equal to or exceeds 51% of the voting rights in the Borrower.

“Combined Majority Lenders”: The total of the Lenders and the Pulp Mill Lenders representing together at least 66 2/3 per cent. of the aggregate of unutilised commitments and outstanding advances under the Facility and the Pulp Mill Facility. When collecting a vote of the Lenders and the Pulp Mill Lenders, the voting rights of a Pulp Mill Lender, which does not respond within such period as is fixed by the Agent (being a period of at least five (5) Business Days) or, if requested by the Borrower, within thirty (30) Business Days from receipt of any request by the Borrower for a consent, waiver or amendment under the Financing Documents, will be disregarded in determining whether the required majority was achieved.

“Commitment”: In relation to each Lender, the sum of such Lender’s commitments under the Facility, as specified in Schedule 5 (Lenders and Commitments) (as reduced by any assignments/transfers in accordance with this Agreement) or as specified in the relevant Transfer Certificate(s), to the extent not cancelled or reduced hereunder.

“Construction Period”: The period from the date of commencement of the works under the Project Contracts up to and including Final Completion.

“Cost Overruns”:

(a)	Any aggregate Project Costs over and above those set out in the Investment and Financing Plan; and

(b)	any shortfall in Government Grants definitely determined except if and to the extent that at the same time the funding of the aggregate Project Costs through the remaining Overall Funding Sources (Gesamtfinanzierungsquellen) remains secured. For the avoidance of doubt, a shortfall in Government Grants does not prevent the Borrower from drawing down the Facility in full as long as the funding of the aggregate Project Costs is secured by the remaining Overall Funding Sources (Gesamtfinanzierungsquellen).

“Debt Service Reserve Account”: The accounts (including foreign currency and investment accounts) of the Borrower established for the purposes set out in clause 11 (Debt Service Reserve Account) of the Pulp Mill Facility Agreement and maintained with UniCredit Bank AG or UniCredit Luxembourg Société Anonyme.

“Direct Grants”: The direct grants (GA-Zuschuss (investment incentives)) given by the State of Sachsen-Anhalt in favour of the Borrower as approved for Project Blue Mill.

“Disbursement Account”: The account of the Borrower established for the purposes set out in clause 9.1 (Disbursement Account) of the Pulp Mill Facility Agreement and maintained with the Agent.

“Drawdown Date”: The day on which an Advance is made.

“Drawdown Request”: A request for an Advance pursuant to Schedule 1 (Drawdown Request).

“EBITDA”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Environmental Claim”: Any claim, notice, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to, or any notification or order requiring compliance with, any Environmental Law or Environmental Permits.

“Environmental Law”: Any law applicable to Project Blue Mill and the Borrower which relates to the protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits”: Any Authorisation required under any Environmental Law for the construction or operation of Project Blue Mill and business of the Borrower conducted on or from the properties owned or used by the Borrower in connection with Project Blue Mill.

“Equity Cure Measures”: The Shareholders purchasing additional Shares in the Share Capital of the Borrower or making Shareholder Loans fully subordinated to the Finance Parties, in each case in an amount at least equal to the Shortfall (provided such Shares or Shareholder Loans are subject to security for the benefit of the Finance Parties).

“Equity Reserve Account”: The accounts (including foreign currency and investment accounts) of the Borrower established for the purposes set out in clause 10 (Equity Reserve Account) of the Pulp Mill Facility Agreement and maintained with UniCredit Bank AG or UniCredit Luxembourg Société Anonyme.

“EURIBOR”: In relation to any amount outstanding for a particular period:

a)	the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Reuters screen or any other page it is replaced by at 11.00am; and

b)	if the Agent is unable to access the relevant screen rate or if a rate is not available on the relevant screen for the period, the arithmetic mean (rounded upwards to 4 decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offered by prime banks in the European interbank market deposits in euro in such amount and for such period as of 12.00 noon, in each case on the Quotation Date for such period. With respect to (b) above, if fewer than two Reference Banks provide the Agent with notifications for a particular period, this method of determining EURIBOR will not be used for that period and Clause 5 (Market Disruption) will apply instead.

“Event of Default”: Any of the events mentioned in Clause 20 (Events of Default).

“Event of Force Majeure”: An event of Force Majeure as defined in the Turbine Contract.

“Existing Financial Indebtedness”: Means the indebtedness incurred pursuant to the Pulp Mill Facility Agreement and those other items listed in the definition of “Existing Financial Indebtedness” in the Pulp Mill Facility Agreement.

“E&Z”: E&Z Industrie-Lösungen GmbH (formerly RWE Industrie-Lösungen GmbH), a limited liability company, incorporated, organized and validly existing under the laws of the Federal Republic of Germany, having its office at Dr.-August-Weckesser-Str. 1, 89355 Gundremmingen, Federal Republic of Germany and registered in the commercial register (Amtsgericht) Memmingen, number HRB 14803.

“Facility”: The facility granted pursuant to Clause 2.1 (Granting of the Facility).

“Facility Office”: The office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fees”: The fees payable pursuant to Clause 23 (Fees).

“Fee Letter”: The fee letter by UniCredit Bank AG and addressed to the Borrower dated on or about the date hereof.

“Final Completion”: Means the date on which the Technical Adviser confirms that all works to be undertaken pursuant to the Project Contracts have been completed.

“Final Maturity Date”: 30 September 2017.

“Finance Party”: The Agent, the Security Agent, the Arranger or a Lender.

“Financial Close”: The date on which all conditions precedent to first drawdown pursuant to Clause 3.3 (Drawdown Conditions) and 3.4 (Drawdown Restrictions) are fulfilled or waived.

“Financial Indebtedness”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Financial Model”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Financing Costs”: The interest costs and fees under the Financing Documents.

“Financing Documents”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“First Repayment Date”: 30 September 2013.

“Government Grants”: The Direct Grants and the Tax Grants

“Group”: The Borrower and its subsidiaries from time to time.

“Guarantor”: The State of Saxony-Anhalt in its function as guarantor under the State Guarantee.

“Incentives Assignment Agreement” means the assignment of Government Grants dated on or about the date hereof and entered into between the Borrower as assignor and the Security Agent.

“Insurance Account”: Account no. 57 53 171, banking code 700 202 70 with the Agent in the name of the Borrower to be maintained for certain payments by insurers.

“Insurance Adviser”: Bankrisk Services Marsh Ltd. and its successors as advisers to the Lenders in relation to insurance issues.

“Intellectual Property Rights”: Any patent, trade secret, trademark, copyright or other proprietary rights or knowhow, licences or design registrations required in connection with Project Blue Mill.

“Interest Period”: The interest periods pursuant to Clause 4.1 (Interest Period).

“Interest Rate”: The interest rate pursuant to Clause 4.2 (Interest Rate).

“Investment Account”: The accounts referred to in clause 9.2 (Proceeds Account) of the Pulp Mill Facility Agreement and maintained with the Agent or UniCredit Luxembourg Société Anonyme in the name of the Borrower.

“Investment and Financing Plan”: The investment and financing plan agreed by the Arranger, the Lenders and the Borrower at the time of the signing of this Agreement in relation to Project Blue Mill and attached as Schedule 12 (Investment and Financing Plan).

“Late Costs”: The amounts of costs specified by the Borrower in a Drawdown Request, requesting a drawdown on or about the last day of the Availability Period, as Project Costs for Project Blue Mill expected to be incurred in relation to Project Blue Mill after Final Completion.

“Lenders”: The lenders (including the Original Lenders), acting through their respective Facility Offices, and as far as permissible under this Agreement, their successors, transferees and assignees.

“Majority Lenders”: Lenders representing at least 66 2/3% of the total aggregate of unutilised Commitments and outstanding Advances under the Facility.

“Mandatory Costs”: The percentage rate per annum calculated by the Agent in accordance with Schedule 6 (Mandatory Cost Formulae).

“Margin”: 3.50 per cent. per annum. If repayments under the Facility are deferred according to Clause 6.4 (Deferred Amortisation), the margin in respect of the portions so deferred will be increased by 0.10 % per annum until such deferred repayments are paid.

“Material Adverse Effect”: An event, occurrence or condition which has materially impaired, or which will materially impair (as compared with the situation which would have prevailed but for such event, occurrence or condition):

(a)	the business, operation, property and financial condition of the Borrower and as a result, the ability of the Borrower to perform any of its obligations under the Financing Documents; or

(b)	the validity or enforceability of the Financing Documents.

An event, occurrence or condition (other than an event, occurrence or condition affecting a Shareholder itself) shall not be capable of having a Material Adverse Effect if the risks and consequences of such event, occurrence or condition are fully borne by a Shareholder under the terms of any of the Transaction Documents within a period of thirty (30) days following such event, occurrence or condition.

“Material Insurances”: All insurances required to be taken out by the Borrower pursuant to the Minimum Insurance Schedule as set out in Schedule 7 (Minimum Insurance Schedule) and Schedule 8 (Minimum Insurance Operation Period Schedule) apart from any employer’s liability or motor vehicle liability insurance.

“Minimum Insurance Schedule”: The schedule prepared by the Insurance Adviser and set out in Schedule 7 (Minimum Insurance Schedule) relating to insurances during the Construction Period and Schedule 8 (Minimum Insurance Operation Period Schedule) relating to insurance during the Operation Period.

“Operation Period”: The period beginning on the day immediately following Final Completion.

“Original Financial Statements”: The audited financial statements of the Borrower as of 31 December 2010 and the interim financial statements as of 30 September 2011.

“Overall Funding Requirements (Gesamtfinanzierungs-Planbedarf)”: The financing requirements for Project Blue Mill pursuant to the Project Budget as of the date hereof.

“Overall Funding Sources (Gesamtfinanzierungsquellen)”: The financing sources for Project Blue Mill comprising of:

(a)	Shareholder Contributions;

(b)	Government Grants;

(c)	Cash Flow Contributions;

(d)	the Facility.

“Permitted Disposals”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Permitted Encumbrances”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Permitted Financial Indebtedness”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Permitted Investments”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Permitted Subsidiaries”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Potential Event of Default”: Any event which might reasonably be expected to become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

“Potential Pulp Mill Event of Default”: Any event which might reasonably be expected to become (with the passage of time, the giving of notice, the making of any determination or any combination thereof) a Pulp Mill Event of Default.

“Proceeds Account”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Project Budget”: The financial budget of the Borrower in the form delivered to and agreed by the Agent from time to time pursuant to the provisions of Clause 16.3 (Project Budget).

“Project Contracts”: The Turbine Contract as well as all other contracts in relation to the planning, development, construction and operation of Project Blue Mill.

“Project Costs”: All costs of the Borrower in relation to Project Blue Mill up to Final Completion (excluding Financing Costs but including Late Costs) as shown in the Financial Model or, as the case may be, as approved by the relevant Advisers.

“Pulp Market Adviser”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Pulp Mill Development Costs”: Those development costs, fees and expenses in connection with the development of the Pulp Mill Project incurred prior to the financial close of the Pulp Mill Facility Agreement, listed in schedule 13 (Development Costs) thereto.

“Pulp Mill EPC Contract”: The EPC contract dated 26 August 2002 and entered into in connection with the Pulp Mill Project between RWE-Industrie-Lösungen GmbH (now E&Z) and the Borrower as amended from time to time.

“Pulp Mill Event of Default”: Any of the events mentioned in clause 23 (Events of Default) of the Pulp Mill Facility Agreement.

“Pulp Mill Facility”: The facility granted pursuant to clause 2.1 (Granting of the Facility) of the Pulp Mill Facility Agreement.

“Pulp Mill Lenders”: Means the lenders under the Pulp Mill Facility Agreement.

“Pulp Mill Majority Lenders”: Means Majority Lenders as defined in the Pulp Mill Facility Agreement.

“Pulp Mill Project Contracts”: The Pulp Mill EPC Contract as well as all other contracts in relation to the planning, development and construction of the Pulp Mill Project as well as the construction of infrastructure, the sale of energy and the agreement on reserve electricity services.

“Pulp Mill Investment and Financing Plan”: The investment and financing plan agreed by the Arranger, the Pulp Mill Lenders and the Borrower at the time of the signing of the Pulp Mill Facility Agreement in relation to the Pulp Mill Project and attached as schedule 12 (Investment and Financing Plan) to the Pulp Mill Facility Agreement.

“PWC”: PricewaterhouseCoopers AG, Wirtschaftsprüfungsgesellschaft, as agent (Mandatar) of the Guarantor.

“Quotation Date”: With respect to any Interest Period, the Business Day which is two (2) Business Days prior to the commencement of such Interest Period.

“Reference Banks”: UniCredit Bank AG, Deutsche Bank AG and Barclays Bank PLC.

“Related Party”: A company or person related to the Borrower, i.e. part of the “Konzern” within the meaning of § 18 German Act on Stock Corporation (Aktiengesetz).

“Repayable Shareholder Loan”: Contributions of the Shareholders to be made by way of subordinated shareholder loans in the aggregate amount of EUR 1,750,000 to be repaid in accordance with Clause 9.4.3 (a) of the Pulp Mill Facility Agreement.

“Repayment Date”: The First Repayment Date and each subsequent 31 March and 30 September on which a repayment of any part of the Facility is scheduled to take place.

“Repayment Schedule”: The repayment schedule as contained in Clause 6.3.

“Responsible Officer”: The chief executive officer or general manager, the senior financial officer and/or the responsible project manager.

“Revenue Account”: The account referred to in clause 9.2 (Proceeds Account) of the Pulp Mill Facility Agreement maintained with the Agent in the name of the Borrower.

“Scheduled Debt Service”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Security”: means the security interests granted pursuant to the Security Agreements.

“Security Agreements”: means the Security Agreements as defined in the Pulp Mill Facility Agreement and the Incentives Assignment Agreement.

“Security Pooling Agreement”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Senior Debt”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Senior Debt/EBITDA Cover Ratio: The ratio of Senior Debt to EBITDA at a point in time.

“Share Capital”: The share capital of the Borrower as increased from time to time in accordance with this Agreement.

“Shareholder Contributions”: Contributions of the Shareholders, in the form of the Repayable Shareholder Loan, the Shareholder Loan and the Shareholder Cost Overrun Commitment.

“Shareholder Cost Overrun Commitment” The irrevocable stand-by-shareholder loan drawable upon first demand by the Borrower in an aggregate amount of up to EUR 1,500,000 to be repaid in accordance with Clause 9.4.3 (a) of the Pulp Mill Facility Agreement.

“Shareholder Loan”: The irrevocable, subordinated shareholder loan in an aggregate amount of up to EUR 4,750,000 to be repaid following the repayment in full of each outstanding Advance hereunder.

“Shareholders”: As at the date of this Agreement, SP Holding and E&Z and thereafter includes any person to whom Shares may be transferred or issued.

“Shareholders’ Account”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Shareholders’ Undertaking Agreement”: The agreement originally dated 26 August 2002 as amended from time to time between the Sponsors, the Shareholders, the Borrower and the Agent.

“Shortfall”: An amount in Euro, being the greater of (a) the difference between the Available Cash Flow for a particular measurement period and the amount the Available Cash Flow for such period would have to have been for the then applicable Annual Debt Service Cover Ratio to be met, and (b) the amount by which the Senior Debt would be required to be reduced in order to meet the then applicable Senior Debt/EBITDA Cover Ratio.

“Site”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“SP Holding”: Stendal Pulp Holding GmbH.

“Sponsors”: Mercer International and E&Z and any of their respective successors.

“State Guarantee”: The guarantee (Ausfallbürgschaft) issued or to be issued by the Guarantor (for 80% of the aggregate amount of all Advances under the Facility) in the form attached to this Agreement as Schedule 6 (State Guarantee) in favour of the Lenders with respect to this Agreement including the general conditions for state guarantees of the State of Saxony-Anhalt (“Allgemeine Bestimmungen für Landesbürgschaften zur Wirtschaftsförderung des Landes

Sachsen-Anhalt vom 10. Mai 2007 (Runderlass des Ministeriums der Finanzen des Landes Sachsen-Anhalt vom 10. Mai 2007 – 34 – 32901)”, the directive in relation to guarantees as regional subsidies for investment credits (Richtlinien für Bürgschaften als Regionalbeihilfen für Investitionskredite) dated 8 October 2007 (Runderlass des Ministeriums der Finanzen vom 8. Oktober 2007 – 34 – 32901)” and the guarantee decision (Bürgschaftsentscheidung) (letters dated 15 November 2011/19 December 2011).

“Supplier”: Suppliers and vendors of services and goods to the Borrower in connection with the Project Contracts.

“Suspension Notice”: The notice pursuant to Clause 5.1 (Market Disruption).

“TARGET2”: The Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day”: Any day on which TARGET2 is open for the settlement of payments in euro.

“Tax Grants”: Investitionszulagen (tax grants) by the Federal Republic of Germany in favour of the Borrower as legally made available for Project Blue Mill.

“Technical Adviser”: Pöyry Management Consulting Oy, Vantaa, Finland and its successors as advisers to the Lenders in relation to technical issues.

“Transaction Documents”: The Financing Documents and the Project Contracts.

“Transfer Certificate”: The transfer certificate pursuant to Schedule 10 (Transfer Certificate).

“Transferee”: Any transferee pursuant to Clause 28.2 (Assignments and Transfers by the Lenders).

“Transferor”: Any transferor pursuant to Clause 28.2 (Assignments and Transfers by the Lenders).

“Turbine Contract”: The contract between the Borrower and the Turbine Supplier dated on or about the date of this Agreement with respect to the supply and installation of the Turbine.

“Turbine Supplier”: Skoda Powers S.R.O.

“Wood Supply Adviser”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Working Capital”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

“Working Capital Costs”: Has the meaning ascribed thereto in the Pulp Mill Facility Agreement.

1.2	Interpretation

Any reference in this Agreement to:

an “affiliate” of a specified person is construed as any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified, or who holds or beneficially owns 10% or more of the equity interest in the person specified or 10% or more of any class of voting securities of the person specified;

the “Agent”, “Arranger”, “Lender” and “Security Agent” is construed so as to include it and any subsequent successors and permitted transferees and assigns in accordance with their respective interests;

“assets” includes present and future properties, revenues and rights of every description;

“calendar quarter” is a reference to the period from (and including) January 1 to (and including) March 31, or from (and including) April 1 to (and including) June 30, or from (and including) July 1 to (and including) September 30, or from (and including) October 1 to (and including) December 31;

“continuing”, in relation to an Event of Default, is construed as a reference to an Event of Default which has not been waived in accordance with the terms hereof or remedied and, in relation to a Potential Event of Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

“disposal” is construed as any sale, lease, transfer, conveyance, assignment or other disposal and “dispose” and “disposals” is construed accordingly, but the payment of cash permitted hereunder shall not constitute a disposal;

“encumbrance” is construed as a reference to a mortgage, pledge, lien, charge, hypothecation, security interest, title retention, preferential right or trust arrangement, obligations under leasing agreements and conditional purchase agreements, and any other collateral agreement or similar arrangement whether on existing or future assets (including, without limitation, Sicherungsübereignung, Sicherungsabtretung, Eigentumsvorbehalt, Pfandrecht, Grundpfandrechte, Treuhandvereinbarung, Nießbrauch);

“include” or “including” is construed without limitation and for avoidance of doubt;

“indebtedness” is construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a “law” is construed as any law, statute, constitution, binding (bestandskräftig) decree, treaty, regulation, legally binding (bestands- oder rechtskräftig) directive, rules or any other legally binding (bestands- oder rechtskräftig) legislative measure of any government, supranational, local government, statutory or regulatory body or court;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(a)	if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day in that calendar month or, if none, it shall end on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month,

(and references to “months” shall be construed accordingly);

a “person” is construed as a reference to any person, firm, company, corporation, state or Bundesland, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“repay” (or any derivative form thereof) is, subject to any contrary indication, construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

a “subsidiary” of a company or corporation is construed as a reference to any company:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation and, for these purposes, a company shall be treated as being controlled by a company if that other company is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

(b)	more than half the issued share capital or partnership interest of which is beneficially owned, directly or indirectly, by the first-mentioned company; or

(c)	which is a subsidiary of another subsidiary of the first mentioned company;

a “successor” is construed so as to include a permitted assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

“tax” is construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“VAT” is construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

the “winding-up” or “dissolution” of a company or corporation is construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, general arrangement, general adjustment, protection or relief of debtors.

1.3	Currency Symbols

“EUR” and “euro” mean the single currency unit of the European Union as constituted by the Treaty on European Union as referred to in EMU legislation and “euro unit” means the currency unit of the “euro” as defined in EMU legislation.

1.4	Agreements and Statutes

Any reference in this Agreement to:

1.4.1	this Agreement or any other agreement or document is construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented and in case an agreement has been terminated, the latest version of such agreement; and

1.4.2	a statute or treaty is construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5	Headings

Clause, Part and Schedule headings are for ease of reference only.

1.6	Singular and Plural

Words incorporating the singular number include the plural and vice versa.

1.7	Time

Any reference in this Agreement to a time of day is, unless a contrary indication appears, a reference to German time.

1.8	Language

Where a Financing Document is available in the English and German language, the German version prevails.

2.	THE FACILITY

2.1	Granting of the Facility

Subject to the terms and conditions of this Agreement, the Lenders will provide the Borrower with a euro denominated term loan facility in an aggregate amount of up to EUR 17,000,000, in accordance with the guidelines for state guarantees (“Richtlinien über Bürgschaften als Regionalbeihilfen für Investitionskredite vom 8. Oktober 2007 (Runderlass des Ministeriums der Finanzen vom 8. Oktober 2007 – 34 – 32901)”) and the general conditions for state guarantees of the State of Saxony-Anhalt (“Allgemeine Bestimmungen für Landesbürgschaften zur Wirtschaftsförderung des Landes Sachsen-Anhalt vom 10. Mai 2007 (Runderlass des Ministeriums der Finanzen des Landes Sachsen-Anhalt vom 10. Mai 2007 – 34 – 32901)”).

2.2	Availability of Facility

The Facility will be available for disbursement, on and in accordance with the terms hereof, from Financial Close up to 31 August 2013. All undrawn amounts shall automatically be cancelled after that date.

2.3	Borrower’s Obligations

2.3.1	The obligations of the Borrower to the Agent and each Lender hereunder are created vis-à-vis each of them as separate and independent obligations (Teilschuldnerschaft).

2.3.2	Unless otherwise provided for under the Financing Documents, the Agent and each Lender may separately enforce their rights hereunder.

2.4	Lender’s Obligations

The obligations of each Lender under this Agreement are several. Failure of a Lender to carry out its obligations pursuant to this Agreement in a proper manner does not relieve any other party of its obligations under this Agreement. No Lender is responsible for the obligations of any other party under this Agreement. Joint liability (gemeinschaftliche Schuld) or joint and several liability (Gesamtschuldnerschaft) is excluded.

2.5	Purpose and Application

2.5.1	The Facility is intended to partly finance Project Blue Mill in accordance with the Investment and Financing Plan.

2.5.2	Without affecting the obligations of the Borrower, neither the Arranger, the Agent, the Security Agent or the Lenders nor any of them is required to monitor or verify the application of any amount borrowed pursuant to this Agreement. The Agent will however require from the Borrower the documents regarding the application of funds in accordance with Clause 3.4.3 (Drawdown Restrictions).

2.6	Cash Advances

The Facility will be available only in the form of cash Advances.

2.7	Substitute Lenders

In the event the Commitment of any Lender is terminated, and the Advances of such Lender are prepaid or may be prepaid, pursuant to Clause 10 or Clause 11, the Borrower shall have the right to seek a substitute lender (which may be a Lender) to assume the Commitment and acquire the Advances (or make new Advances in substitution for Advances prepaid) of such terminating Lender.

3.	UTILISATION OF THE FACILITY

3.1	Delivery of Drawdown Request

The Borrower may from time to time request the making of an Advance by delivery to the Agent of a duly completed Drawdown Request in form and substance as set out in Schedule 1 (Drawdown Request) not later than 11:00 a.m. on the fifth (5th) Business Day before the Drawdown Date proposed in the Drawdown Request.

3.2	Drawdown Details

Each Drawdown Request delivered to the Agent pursuant to Clause 3.1 (Delivery of Drawdown Request) is irrevocable and will not be regarded as having been duly completed unless it specifies:

3.2.1	the proposed Drawdown Date which must be a Business Day within the Availability Period;

3.2.2	the term of the initial Interest Period;

3.2.3	the amount of any Advance requested which, if it is not for the whole undrawn amount, must be a minimum amount of EUR 1 million or any larger amount which is an integral multiple of EUR 500,000; and

3.2.4	the specific purposes for which the Advance will be used by the Borrower.

3.3	Drawdown Conditions

3.3.1	The Borrower may only deliver a Drawdown Request to the Agent if:

(a)	the conditions precedent listed in Schedule 2 (Conditions for the First Drawdown) are met with respect to the first Advance and the Agent has notified the Borrower and the Lenders that it has received all of the documents and other evidence to be delivered in respect of such conditions precedent and each is in form and substance satisfactory to the Agent (and the Agent undertakes to promptly after receipt of such documents and evidence notify the Borrower that such conditions are met or inform the Borrower of the reasons they are not met);

(b)	the conditions precedent listed in Schedule 3 (General Drawdown Conditions) are met with respect to any Advance; and

3.3.2	Without prejudice to Clause 32.3 (Form Requirements and Amendments), the Agent may waive each drawdown condition with the prior consent of the Lenders upon written request by the Borrower to the Agent.

3.4	Drawdown Restrictions

3.4.1	Drawings will only be permitted to the extent that the sum of

(a)	the Cash Flow Contributions;

(b)	the Shareholder Contributions;

(c)	the Government Grants (as available from time to time); and

(d)	the amount locked-up on the Debt Service Reserve Account pursuant to clause 11.5 of the Pulp Mill Facility Agreement is not sufficient to meet the relevant funding requirements for which the Borrower has delivered the Drawdown Request.

3.4.2	Drawings will further only be permitted if:

(a)	on the Drawdown Date no Event of Default or Potential Event of Default has occurred and remains uncured or unwaived or would occur as a result of the making of the Advance to be drawn down;

(b)	the representations to be made by the Borrower remain true in all respects; and

(c)	the Shareholders have made the Shareholder Contributions (except for the Shareholder Cost Overrun Commitment, unless this has been requested by the Agent) and paid the respective amounts into the Blue Mill Investment Account.

3.4.3	Drawings in respect of Project Costs (other than Late Costs) will further only be permitted against submission to the Agent of a list of all invoices (as approved by the Technical Adviser) as well as all detailed documents which the Agent requires in relation to any item listed thereon evidencing the Project Costs for which the Borrower has delivered a Drawdown Request in accordance with Schedule 2 (Conditions for the First Drawdown), paragraphs 6(a) and (b). Upon receipt of the relevant invoice, the Borrower shall deliver to the Agent without undue delay a list of any Project Costs not previously submitted, as well as those detailed documents which the Agent has requested in relation to any item listed thereon.

3.4.4	A drawing in respect of Late Costs will further only be permitted against submission to the Agent of a summary detailing the expected cost items (as approved by the Technical Adviser).

3.5	Participation of the Lenders in Advances

3.5.1	Each Lender will contribute to each Advance made hereunder in the proportion of its Commitment to the total Commitments of all the Lenders at the relevant time.

3.5.2	The Agent shall no later than three (3) Business Days prior to the Drawdown Date notify each Lender of the amount of the Advance, the Drawdown Date, the Interest Period and such Lender’s participation in the Advance.

3.5.3	Upon receipt of the written notice pursuant to the previous paragraph, each Lender will, by no later than 10:00 a.m. on the Drawdown Date, credit the account in the name of the Agent with UniCredit Bank AG, which has been notified by the Agent to Lenders at the latest three (3) Business Days prior to such Drawdown Date, with its participation in the Advance and the Agent will, with same day value as the Drawdown Date, transfer the amount of the Advance to the Blue Mill Investment Account.

4.	INTEREST

4.1	Interest Period

4.1.1	Prior to the First Repayment Date

(a)	Interest Periods will be of one (1), three (3) or six (6) months duration at the option of the Borrower provided that any Interest Period relating to an Advance made under the Facility commencing at the same time as or during another Interest Period relating to an Advance made shall be of such duration that it shall end on the same date as that other Interest Period;

(b)	an Interest Period which would otherwise extend beyond the First Repayment Date shall end on the First Repayment Date; and

(c)	if the Borrower fails to give notice of an Interest Period, its term will be one (1) month, or any shorter period as the Agent determines to be necessary to comply with the requirements pursuant to Clauses 4.1.5.

4.1.2	Following the First Repayment Date, Interest Periods commencing on or after the First Repayment Date relating to Advances made will end on the next following Repayment Date, thus in each case (other than each first Interest Period which shall start on the respective Drawdown Date and end on the first Repayment Date thereafter) being of six (6) months duration.

4.1.3	The Borrower will, where appropriate, give irrevocable notice to the Agent of the chosen Interest Period in the relevant Drawdown Request or, if the Advance has already been made, in an irrevocable written notice to be received by the Agent no later than 11:00 a.m. on the fifth (5th) Business Day prior to the commencement of that Interest Period. At the latest three (3) Business Days prior to the commencement of the Interest Period chosen by the Borrower, the Agent will give notice to the Lenders and the Guarantors of any notice given by the Borrower pursuant to this Clause 4.1.3.

4.1.4	The first Interest Period with respect to an Advance will commence on its Drawdown Date, and each subsequent Interest Period will commence on the last day of its preceding Interest Period.

4.1.5	If two or more Interest Periods relating to Advances end at the same time, then, on the last day of those Interest Periods, the Advances to which they relate will be consolidated into and treated as a single Advance.

4.1.6	The Agent will notify the Borrower and the Lenders of the duration of each Interest Period in respect of each Advance promptly after having determined the same.

4.2	Interest Rate

The rate of interest applicable to an Advance from time to time during an Interest Period is the percentage rate per annum which is the aggregate of EURIBOR on the Quotation Date therefore, the Margin and Mandatory Costs, if any.

4.3	Payment of Interest

The Borrower will pay accrued interest for each Interest Period on the last day of such Interest Period. Interest will accrue during each Interest Period from and including the first day of such Interest Period to but excluding the last day of such Interest Period.

4.4	Notification

The Agent will promptly notify the Borrower and the Lenders of each determination of the Interest Rate and interest payable in relation to each Advance. Each determination of the Interest Rate by the Agent will, in the absence of a manifest error, be conclusive and binding on the Borrower and the Lenders.

4.5	Default Interest

4.5.1	If the Borrower fails to pay any amount (other than interest) payable by it hereunder on its due date, interest will accrue on the overdue amount from the due date up to the date of actual payment at a rate which is 1 per cent higher than:

(a)	in relation to an amount becoming due and payable before expiration of the Interest Period applicable thereto, for the period until the expiration of such Interest Period the rate applicable to such overdue amount immediately prior to the due date; and

(b)	in all other cases, the Interest Rate on the most recent Quotation Date for such periods as the Agent may designate, provided, however, that such Interest Period will not exceed three (3) months.

4.5.2	If the Borrower fails to pay any interest payable by it hereunder on its due date, it will pay, at the time of payment of all arrears of interest, lump sum damages (pauschalierter Schadensersatz) on the overdue amount from the due date up to the date of actual payment at a percentage rate which is 1 per cent. higher than the interest rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

4.5.3	In the case of lump sum damages, the Borrower shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this Clause 4.5 shall be immediately payable by the Borrower on demand by the Agent.

4.5.4	The right of the Lenders to compensation for any loss arising from the default remains unaffected. Payments made under Clause 4.5.2 will however be deducted from such compensation.

4.5.5	The Agent will promptly notify the Borrower and the Lenders of the determination of any default interest. Each determination by the Agent will, in the absence of a manifest error, be conclusive and binding on the Borrower and the Lenders.

5.	MARKET DISRUPTION

5.1	Market Disruption

If, on any Quotation Date in relation to any Advance and any Interest Period:

5.1.1	EURIBOR is to be determined by reference to Reference Banks and at or about 11.00 a.m. on the Quotation Date for the relevant Interest Period none or only one of the Reference Banks supplies a rate for the purpose of determining the EURIBOR for the relevant Interest Period; or

5.1.2	before the close of business in Frankfurt am Main on the Quotation Date for such Advance, the Agent has been notified by Lenders to whom in aggregate 50 per cent. or more of the principal of the relevant Advance is owed that EURIBOR does not, by reason of circumstances affecting the inter-bank market generally, accurately reflect the cost to them of obtaining matching deposits for their participation in such Advance, then, notwithstanding anything contrary in this Agreement, the Agent will promptly give written notice (the “Suspension Notice”) to the Borrower and the Lenders of such event.

5.2	Alternative Basis of Interest

5.2.1	If Clause 5.1.1 (Market Disruption) applies, the applicable Interest Period will be one (1), three (3) or six (6) month(s) at the option of the Agent or such shorter period to end on any Repayment Date, and the interest rate applicable will be the weighted average of the interest rates notified by the Lenders to the Agent on or before the last day of the relevant Interest Period to reflect the cost of funding (regardless from what sources a Lender may reasonably select to fund its participation) their participation in the relevant Advance, expressed as a percentage per annum plus the Margin applicable to such Advance and Mandatory Costs, if any.

5.2.2	If Clause 5.1.2 (Market Disruption) applies, the interest rate applicable to the affected Lenders’ participation in the relevant Advance shall be:

(a)	in respect of each Lender having notified the Agent in accordance with Clause 5.1.2 (Market Disruption) the interest rate notified by it to the Agent pursuant to the principles as set out in Clause 5.2 (Alternative Basis of Interest); and

(b)	in respect of all other Lenders EURIBOR and the Margin applicable to such Advance and Mandatory Costs, if any.

5.3	Negotiations

During a period of thirty (30) days upon the giving of the Suspension Notice, the Agent, the Lenders and the Borrower will negotiate in good faith with a view to agreeing on the rate of interest or a substitute basis for determining the rate of interest, including without limitation alternative Interest Periods or alternative methods of determining the interest rate from time to time, (whereby a margin above the cost of funding of each Lender’s participation in the Advance equivalent to the Margin has to be included) and any such rate of interest or substitute basis that is agreed will take effect in accordance with its terms and be binding on each party.

5.4	Prepayment

The Borrower may elect at any time during which an interest rate is determined pursuant to Clause 5.2 (Alternative Basis of Interest) to give notice to a Lender in writing through the Agent that it intends to prepay in full such Lender’s participation in each Advance on the last day of the then current Interest Period for that Advance.

6.	REPAYMENT

6.1	General

The Borrower shall repay in full all Advances outstanding on the Final Maturity Date.

6.2	First Repayment

The first repayment shall occur on 30 September 2013.

6.3	Repayment Schedule

The Borrower will repay the Facility according to the Repayment Schedule as set out in Clause 6.3.2 below.

6.3.1	The repayment instalments set out in the right column of the Repayment Schedule will be reduced pro rata by the Agent following the making of any mandatory prepayments according to this Agreement (or in case the Facility should not be fully drawn by the Final Availability Date) and will be submitted to the Borrower and the Lenders upon its amendment.

6.3.2	As of (and including) the First Repayment Date, the Repayment Schedule shall be as follows:

Repayment Date	Repayment in Euro

30 September 2013	1,629,236.00

31 March 2014	1,629,236.00

30 September 2014	1,629,236.00

31 March 2015	1,792,159.00

30 September 2015	1,792,159.00

31 March 2016	1,792,159.00

30 September 2016	1,792,159.00

31 March 2017	2,028,947.00

30 September 2017	2,914,709.00

6.4	Deferred Amortisation

If there are insufficient funds available to meet scheduled amortisation payments from the Proceeds Account, the Equity Reserve Account and the Debt Service Reserve Account, deferral of the amortisation of the amounts outstanding remaining after application of the available funds will, at the request of the Borrower, subject to Clause 6.1 (General), be permitted without triggering an Event of Default for a period of not more than six (6) months and subject to the maximum permitted deferred amortisation amount under the Facility at any Repayment Date being no greater than the principal amortisation amount due on such Repayment Date.

6.5	No Other Repayments

The Borrower will not repay all or any part of the Advances except at the times and in the manner expressly provided for in this Agreement.

7.	VOLUNTARY PREPAYMENTS

7.1	General

The Borrower may, after having given to the Agent not less than fifteen (15) Business Days’ prior irrevocable written notice to that effect,

7.1.1	prepay any part of the amount outstanding on the last day of an Interest Period without Breakage Costs, subject to a minimum prepayment amount of EUR 1 million or the total outstanding amount; and

7.1.2	at any time prepay the amount outstanding fully or partially, including Breakage Costs.

7.2	Scope of Prepayment

All prepayments will be made together with accrued interest on the amount prepaid and all other amounts, if any, owing by the Borrower to the Lenders hereunder and will be applied as prepayment of the outstanding Advances in inverse order of maturity.

7.3	Notice of Prepayment

Any notice of prepayment given by the Borrower pursuant to this Clause 7 is irrevocable and will specify the date upon which such prepayment is to be made and the amount of such prepayment. The Agent will notify the Lenders promptly of receipt of any such notice.

7.4	No Other Voluntary Prepayments

The Borrower will not voluntarily prepay all or any part of any Advances except at the times and in the manner expressly provided for in this Agreement.

7.5	No Re-Borrowing

The Borrower will not be entitled to re-borrow any prepaid amount.

8.	CANCELLATION

8.1	General

8.1.1	The Borrower may, by giving to the Agent not less than fifteen (15) Business Days’ prior written notice to that effect, without premium or penalty, cancel the whole or any part of the undrawn Commitments, provided that such cancellation would not endanger the financing of Project Blue Mill as a whole, in particular the Government Grants.

8.1.2	Any notice of cancellation given by the Borrower pursuant to this paragraph will be irrevocable and specify the date upon which such cancellation is to be made and the amount of such cancellation.

8.2	End of Availability Period; End of Period for first Advance

The unutilised portion (if any) of the Facility will automatically be cancelled at close of business on the last day of the Availability Period unless the Agent acting on the instructions of all Lenders otherwise notifies the Borrower in writing.

8.3	No Re-borrowing

Cancelled amounts are not available for re-borrowing.

8.4	Reduction of Commitments

Any cancellation will reduce the Lenders’ Commitments proportionately.

9.	BLUE MILL INVESTMENT ACCOUNTS

9.1	The Borrower will open an account with the Agent, such account to be pledged by the Borrower pari passu in favour of the Lenders and the Pulp Mill Lenders.

9.2	The Blue Mill Investment Account will be used to deposit (and the Borrower shall be obliged to procure that the following amounts are so deposited on the Blue Mill Investment Account as and when due)

(a)	amounts which are provided by the Shareholders as Shareholder Loans and Repayable Shareholder Loans in connection with Project Blue Mill;

(b)	the Shareholder Cost Overrun Commitment upon first demand of the Agent;

(c)	any insurance proceeds allocated to Project Blue Mill prior to Final Completion;

(d)	any Government Grants;

(e)	the Cash Flow Contributions;

(f)	any amounts transferred from the Debt Service Reserve Account; and

(g)	any amounts drawn under the Facility

9.3	Save as otherwise specifically provided herein, the Borrower is entitled to apply any moneys standing to the credit of the Blue Mill Investment Account exclusively, and, in the case of a continuing Event of Default, only with the Agent’s prior written consent, in or towards payment of all due and payable Project Costs.

9.4	Following completion of Project Blue Mill (i.e. once all construction works have been completed and no further payments are – in the opinion of the Agent – required to be made by the Borrower), any remaining amount standing to the credit of the Blue Mill Investment Account will be transferred to the Proceeds Account.

10.	ILLEGALITY

If at any time it is or becomes unlawful or impracticable, by reason of any adoption, amendment or change of official application or interpretation of any law or regulation or any directive, request or requirement (whether or not having the force of law) from any central bank or other fiscal, monetary or other authority, having jurisdiction over any Lender for such Lender to fund, or to allow to remain outstanding, all or any of its participations in Advances made or to be made, or to maintain its Commitment, or to charge or receive interest or fees hereunder at the rate applicable, such Lender will promptly after becoming aware thereof notify the Borrower through the Agent and:

10.1	the Commitment of such Lender under the Facility will forthwith be reduced to zero; and

10.2	the Borrower will prepay to such Lender its participation in any relevant Advances together with accrued interest and all other amounts owing to such Lender hereunder on the next following date on which interest is payable on the relevant Advance, or on such earlier date as such Lender certifies to be necessary having regard to the relevant circumstances.

11.	INCREASED COSTS

11.1	Increased Costs

Where any Lender certifies that, as a result of the adoption or amendment of or any change of official application or interpretation of any law, regulation, directive, request or requirement (being legally binding or, if not legally binding to the extent that non-compliance therewith would be impracticable) (including without limitation any law, regulation or requirement relating to taxation, reserve assets, special deposits, cash ratio, liquidity or capital adequacy requirements, but not including any law, directive, request, regulation or requirement as in effect on the date hereof or already adopted but not yet in force on the date hereof):

11.1.1	such Lender or any of its affiliated companies incurs a cost in relation to such Lender being a party to and/or performing its obligations and/or exercising its rights under this Agreement;

11.1.2	the cost to such Lender of making available or maintaining or funding its participation in any Advance or maintaining its Commitment is increased;

11.1.3	any sum received or receivable by such Lender under or in connection with this Agreement is reduced;

11.1.4	the effective return of such Lender in connection with this Agreement is reduced; or

11.1.5	such Lender becomes liable to make any payment on account of tax or otherwise (except for taxes imposed on its net income or net worth) or is required to forego any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under or in connection with this Agreement, then in any such case:

(a)	a Lender intending to make a claim pursuant to the above will notify the Borrower through the Agent setting forth in reasonable detail the basis for such claim;

(b)	the Borrower will pay to the Agent for the account of such Lender upon demand of the Agent such amounts as are certified by such Lender to be necessary to fully compensate such Lender for such cost, reduction, payment or foregone interest or other return, after reduction of benefits which accrue to such Lender directly or indirectly because of such event and reasonably allocable to such costs; and

(c)	the Borrower may, by giving irrevocable notice to the Agent, prepay to such Lender its participation in each Advance together with accrued interest and all other amounts owing to such Lender hereunder on the last day of the then current Interest Period for that Advance, or on such earlier date as such Lender certifies to be necessary having regard to the relevant circumstances.

11.2	For the avoidance of doubt, this Clause 11 shall not apply in case of a removal of the guarantor’s liability (Gewährträgerhaftung) regarding German public savings banks, state banks and public credit institutions of the Federal Republic of Germany and its states.

12.	TAXES

12.1	All payments by the Borrower under this Agreement will be made without any deduction or withholding on account of any taxes unless the Borrower is required by law to make such deduction or withholding, in which case the Borrower will:

12.1.1	ensure that the deduction or withholding does not exceed the minimum amount legally required; and

12.1.2	forthwith pay to the Lenders such additional amounts so as to ensure that the amount received by each Lender will equal the full amount which would have been received by it had no deduction or withholding been made, provided that the foregoing obligation to pay such additional amounts will not apply in respect of:

(a)	any taxes measured or imposed upon the overall net income or the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, or taxes on doing business; or

(b)	any taxes that would not have been imposed but for the failure of any Lender to comply with any certification, identification, information, documentation or other reporting requirement, if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, such taxes.

12.2	The Borrower will pay all stamp, recording or similar taxes payable in respect of the execution, delivery and enforcement of the Transaction Documents promptly when due.

12.3	If any Lender or the Agent is obliged to make any payment on account of taxes referred to in Clause 12.2 or if any other additional tax burdens occur in connection with the Transaction Documents the Borrower will indemnify each Lender and the Agent from any payment on account of such taxes.

12.4	If, in the good faith determination of a Lender:

(a)	such Lender has obtained a tax refund or tax allowance or tax credit as a result of, and directly attributable to, an additional payment of the Borrower under Clause 12.1; and

(b)	it can make a lawful payment to the Borrower in an amount leaving it in no better or worse position than it would have been had the payment by the Borrower been made without any deduction or withholding, then after actual receipt or usage of such tax refund or tax allowance or tax credit it will pay such amount to the Agent for the account of the Borrower. The Lender will make commercially reasonable efforts where permitted by law to claim a refund or allowance or credit, but will not be obliged to disclose any information as to its tax situation to the Borrower or to any other person acting on the Borrower’s behalf.

12.5	If the Borrower is required to make any payment to a relevant tax or other authority for which the Borrower has made a deduction or withholding under Clause 12.1, the Borrower will pay the full amount of the deduction or withholding within the applicable periods to the relevant authority and will deliver to the Agent for the account of each Lender concerned as soon as reasonably practical following the making of such payment the original receipt or a certified copy thereof and/or other evidence reasonably satisfactory to such Lender that the payment has been made.

13.	MITIGATION

13.1	Mitigation

13.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10 (Illegality), Clause 11 (Increased Costs) or Clause 12 (Taxes), including, but not limited to, transferring its rights and obligations under the Financing Documents to another affiliate or Facility Office.

13.1.2	Clause 13.1.1 does not in any way limit the obligations of the Borrower under the Financing Documents.

13.2	Limitation of Liability

13.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 13.1.

13.2.2	A Finance Party is not obliged to take any steps under Clause 13.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Representations and Warranties

The Borrower represents and warrants to each of the Arranger, Agent, Security Agent and Lenders that:

14.1.1	Status: it is a limited liability company duly organised and validly existing under the laws of the Federal Republic of Germany, has the capacity to sue and be sued in its own name and has the corporate power and authority to own its assets and to carry on its business as currently conducted and Project Blue Mill;

14.1.2	Powers and Authority: it has the corporate power and authority to enter into and perform its obligations under the Transaction Documents and has taken all necessary corporate and other action required to authorise the execution, delivery and performance of the Transaction Documents;

14.1.3	Legal Validity: the Transaction Documents that have been executed by the Borrower on or before the date as of which this representation is made or repeated, create legal, valid and binding obligations of the Borrower and the other parties thereto (apart from the Lenders in their various capacities) enforceable in accordance with the terms and conditions of the respective agreements and such agreements are in proper form for enforcement in the courts of the Federal Republic of Germany, subject to applicable bankruptcy, insolvency, liquidation or other laws affecting creditors’ rights generally;

14.1.4	No Event of Default: no Event of Default or Potential Event of Default has occurred and is continuing;

14.1.5	Authorisations: except for such Authorisations not obtainable by the date as of which this representation is made or repeated, as to which the Borrower reasonably believes that they will be obtained as and when necessary for Project Blue Mill, all authorisations required for Project Blue Mill, including, without limitation, the performance of its obligations under the Transaction Documents are in full force and effect, have not been revoked or annulled by a first instance decision, to the best of the Borrower’s knowledge and after inquiry with the relevant authority, have not been contested as a result of which the direct enforceability of such Authorisation has been suspended until a final decision and it has complied with the terms and conditions of such Authorisations in all material respects; and such Authorisations have not been modified or amended and there are no proposals to amend or modify the same unless such modification or amendment is not materially adverse in relation to the Borrower’s ability to perform its obligations under the Transaction Documents and/or the validity or enforceability of the Transaction Documents;

14.1.6	Further Authorisations: to the best of its knowledge, having made due inquiry, it knows of no reason why any Authorisation required for Project Blue Mill or the performance of its obligations under the Transaction Documents (i) will not be granted when applied for or requested, or (ii) will be withdrawn (zurückgenommen) or revoked (widerrufen);

14.1.7	Project Contracts: (i) all existing Project Contracts are or will be in full force and effect at the time of the first drawdown under this Agreement, (ii) no other material Project Contracts, except for the Pulp Mill Project Contracts, have been concluded, which have not been disclosed to the Agent, (iii) the Borrower has no notice of any material breaches by any contracting party under the Project Contracts, and (iv) with regard to Project Contracts, which will not be available before the day on which this representation and warranty is made or repeated, the Borrower assumes that these are produced as soon as and to the extent that they may become necessary for Project Blue Mill;

14.1.8	Information: all financial projections contained in the Financial Model were prepared or made in good faith and on the basis of assumptions believed by the Borrower to be reasonable;

14.1.9	Indebtedness: on the day of signing this Agreement, the Borrower has no indebtedness save for:

(a)	Permitted Financial Indebtedness (except for indebtedness named under paragraph (e) of the definition of Permitted Financial Indebtedness);

(b)	indebtedness for the ongoing payments which become due at the date the guarantee decision is delivered; and

(c)	further indebtedness not exceeding EUR 100,000;

14.1.10	Government Grants: it is not aware of any reason why the aggregate sum of the Government Grants should not be paid in the amounts assumed in the Base Case and no encumbrances exist over any of its claims thereunder or rights and title thereto;

14.1.11	Direct Grants and State Guarantee: subject to the conditions usually applicable in connection therewith, the Direct Grants and the State Guarantee are legal, valid and binding obligations of the State of Saxony-Anhalt and the Guarantor, respectively and no encumbrances (other than as contemplated hereby) exist over any of its claims under the Direct Grants or rights and title thereto;

14.1.12	Intellectual Property: it has, or as the case may be, will have available all material Intellectual Property Rights and is not in material breach of or has not infringed in any material respect any Intellectual Property Rights of any other person;

14.1.13	Insurances: all insurances required to be in place, as provided in the Minimum Insurance Schedule, are in full force and effect and all premia then due in respect thereof have been paid in full or will be paid in full out of the proceeds of the next following Advance;

14.1.14	Assurance of Overall Financing: to the best of its knowledge there is an Assurance of Overall Financing;

14.1.15	Accounts: the Borrower has no accounts other than those established or to be established in accordance with this Agreement and those accounts established in accordance with the Pulp Mill Facility;

14.1.16	Subsidiaries and Affiliates: it does not have any subsidiaries, other than the Permitted Subsidiaries, or any investments in any other person other than Permitted Investments;

14.1.17	Utilities and Facilities: all utility services, means of transportation, facilities and other materials necessary for the importation, construction, installation, and operation of Project Blue Mill (including, without limitation, gas, wood receiving, pulp dispatching, fuel, electrical, water supply, storm drainage, rail, port, telephone and sewage services and facilities, as necessary) are or, to the best of the Borrower’s knowledge after due inquiry, will be available to Project Blue Mill (in the case of utility services, at or within the boundaries of the Site) as soon as required for the construction, operation, testing and start-up of Project Blue Mill, and to the extent necessary or desirable, arrangements have been made on commercially reasonable terms for such services, means of transportation, facilities and other materials, except for such arrangements as are not required to be made as of the date hereof by the applicable Transaction Documents, with respect to which arrangements the Borrower has no reason to believe such arrangements will not be made at the time so required;

14.1.18	Adequate Facilities: other than those services to be performed and materials to be supplied that can reasonably be expected to be commercially available as and when required or those described in Clause 14.1.17 (Utilities and Facilities) which are not yet available, the services to be performed, the facilities and materials to be supplied and the property interests and other rights granted pursuant to the Project Contracts comprise all of the property interests and other rights necessary to secure any right or privilege which is material to the acquisition, development, construction, installation, completion, operation and maintenance of Project Blue Mill in accordance in all material respects with the Transaction Documents and all Authorisations required for Project Blue Mill or the performance of its obligations under the Transaction Documents;

14.1.19	No Deduction or Withholdings: under the laws of its jurisdiction of incorporation in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make hereunder;

14.1.20	Compliance with Representation and Warranties under Pulp Mill Facility Agreement: each of the representations and warranties contained in clause 16.1 (Representations and Warranties) with the exception of clause 16.1.29 of the Pulp Mill Facility Agreement is true and correct.

14.2	Repetition

Each of the representations and warranties pursuant to Clause 14.1 (with the exception of Clause 14.1.19) shall be made by the Borrower by reference to the facts and circumstances then existing on the date of each Drawdown Request. In addition such representations and warranties shall be deemed to be made by the Borrower by reference to the facts and circumstances then existing on the Drawdown Date and the first day of each Interest Period.

15.	FINANCIAL CALCULATIONS

(WIRTSCHAFTLICHKEITSBERECHNUNGEN) AND FINANCIAL COVENANTS

15.1	Annual Debt Service Cover Ratio

The Borrower shall ensure that the Annual Debt Service Cover Ratio does not fall below 110 per cent. in the period from 31 December 2011 to 31 December 2013 and 120 per cent. at any time thereafter.

15.2	Senior Debt/EBITDA Cover Ratio

The Borrower shall ensure that the Senior Debt/EBITDA Cover Ratio does not exceed the ratios set out in the table contained in clause 17.2 of the Pulp Mill Facility Agreement:

15.3	Ratio default cure right

15.3.1	If, on any relevant date, the required ratios pursuant to Clause 15.1 (Annual Debt Service Cover Ratio) or 15.2 (Senior Debt/EBITDA Cover Ratio) is or would, but for paragraph 15.3.3 below, be breached (the “Ratio Default”), the Borrower may, within twenty Business Days of the breach being notified to the Borrower by the Agent, cure the Ratio Default by means of an Equity Cure Measure.

15.3.2	The right to cure pursuant to paragraph 15.3.1 above may not be exercised more than once in each fiscal year of the Borrower for each of the ratios pursuant to 15.1 (Annual Debt Service Cover Ratio) or 15.2 (Senior Debt/EBITDA Cover Ratio).

15.3.3	Subject to paragraph 15.3.2 above, no Event of Default shall arise in respect of any breach of the ratios pursuant to Clause 15.1 (Annual Debt Service Cover Ratio) or 15.2 (Senior Debt/EBITDA Cover Ratio), as the case may be, until the twenty Business Days’ period referred to in paragraph (a) above has expired.

15.4	Recalculation

The Borrower will calculate the Annual Debt Service Cover Ratio and the Senior Debt/EBITDA Cover Ratio from Financial Close onwards on each Repayment Date under the Pulp Mill Facility and/or the Facility and on the basis of the financial statements most recently delivered to the Agent pursuant to Clauses 16.1.1(a), 16.1.1(b) or as the case may be clause 9.4.3 (c)(ii) of the Pulp Mill Facility Agreement. The Borrower will prepare a certificate of compliance, which shall be executed on behalf of the Borrower, in respect of the financial covenants in form and substance satisfactory to the Agent and containing details of the calculation of by the Borrower of the financial covenants enabling the Agent to ascertain compliance by the Borrower with the financial covenants.

15.5	Adjustments to Financial Model

The Borrower will provide information reasonably requested by the Agent for the updating of the Financial Model.

16.	INFORMATION REQUIREMENTS

16.1	Financial Statements

16.1.1	The Borrower will deliver to the Agent and PWC in sufficient copies for each of the Lenders:

(a)	as soon as available, but no later than 90 days after the end of its financial year:

(i)	the balance sheet, profit and loss statement and cash flow statement for the Borrower and (on a consolidated basis) for the Group for such financial year, audited by a recognised firm of independent auditors licensed to practise in the Federal Republic of Germany, together with a statement from the Borrower reconciling such financial statements with the budgeted yearly accounts and explaining all material deviations of such financial statements from the budgeted yearly accounts referred to in Clause 16.3 (Project Budget);

(ii)	the related auditors’ report; and

(iii)	a confirmation by such auditors that all transactions effected by the Borrower with Related Parties in such financial year have been made on terms no less beneficial to the Borrower than those obtainable on an arms’ length basis;

(b)	as soon as available, but no later than 60 days after the end of its financial half year, the balance sheet, profit and loss statement and cash flow statement for the Borrower and (on a consolidated basis) for the Group for such period which will be in a form reasonably acceptable to the Lenders and will be accompanied by data necessary for the calculation of the Annual Debt Service Coverage Ratio, certified by its independent auditors; and

(c)	no later than thirty (30) days after the end of each calendar quarter, a management commentary as to, inter alia, the Borrower’s and the

Group’s performance during such calendar quarter and any material developments or proposals affecting the Borrower and the Group or its business.

16.1.2	The Borrower will ensure that each set of accounts delivered by it pursuant to this Clause 16 is prepared on the same basis as was used in the preparation of its Original Financial Statements or, in the case of a divergence therefrom, will be accompanied by a statement explaining each changed accounting principle and its effects.

16.1.3	The Borrower will at the request of the Agent require and authorise its auditors to discuss with the Lenders matters reasonably related to or arising out of the annual audit of the Borrower by such auditors.

16.1.4	The Borrower will provide the financial information required to be provided to the Lenders under this Clause 16 in the German and the English language.

16.2	Compliance Certificates

Each of the financial statements delivered by the Borrower under Clause 16.1.1(a) and 16.1.1(b) will be accompanied by a compliance certificate signed by two directors of the Borrower certifying that all payments effected by the Borrower out of the Proceeds Account were in compliance with the priorities set out in clause 9.4.3 a) (Application of Moneys on Proceeds Account) of the Pulp Mill Facility Agreement.

16.3	Project Budget

16.3.1	The Borrower will deliver to the Agent, with sufficient copies for each of the Lenders, as soon as available, but no later than 30 days prior to the beginning of the relevant financial year, the updated Financial Model, the budgeted balance sheet, the budgeted profit and loss statement and the budgeted cash flow statement for the next following financial year and the Borrower will be available for a meeting with the Lenders within two (2) weeks thereafter, to discuss such documents with the Lenders. Such statements will forecast the costs of maintenance, overhauls and Capital Expenditure for the next following three years in each case for the Borrower and for the Group.

16.3.2	At Financial Close at the latest, the Borrower will deliver to the Agent updates of the updated Financial Model, the budgeted balance sheet, the budgeted profit and loss statement and the budgeted cash flow statement for the ongoing financial year, which will take into account both Projects. Any further documents submitted to the Agent thereafter in connection with this Clause 16.3 will include the respective financial information regarding both Projects.

16.3.3	Following review by the Agent and if necessary the Technical Adviser, if the Agent is satisfied with the information supplied pursuant to Clause 16.3.1, it will confirm the same to the Borrower. If the Technical Adviser or the Agent is not satisfied with such information, the Borrower shall make such amendments to such documents as may be reasonably required by the Technical Advisor and/or the Agent.

16.4	Reports during Construction Period

16.4.1	During the Construction Period the Borrower will provide the Agent and the Technical Adviser with the following information within fifteen (15) days of the last day of each calendar quarter:

(a)	quarterly construction progress reports in accordance with the conditions set out in Schedule 9 (Sample Table of Content regarding Quarterly Construction Progress Reports); and

(b)	quarterly reports on the development of the costs budgeted for construction, including a confirmation or a proposal for a revised version of the Project Budget including a budgeted cost/actual cost comparison; and

(c)	any material reports and other material notifications issued by any of the Contractors and/or any of their sub-contractors to the Borrower in respect of Project Blue Mil, including but not limited to the detailed program and any work around plan.

16.4.2	The Technical Adviser will review such reports as to their compliance with the requirements of this Agreement, the respective Project Contract and the Investment and Financing Plan. If the Technical Adviser is satisfied with such reports, he will confirm the same to the Agent. If the Technical Adviser and/or the Agent is not satisfied with such reports, the Borrower shall consult with the Agent, the respective Contractor and/or any of its subcontractors with a view to rectifying the situation and ensuring that all future reports are satisfactory to the Technical Adviser and/or the Agent.

16.5	Reports during Operation Period

During the Operation Period the Borrower will provide the Agent with a quarterly production report, including, inter alia, actual production figures, operating cost figures, sales and sales price figures and the budgeted figures thereof plus an actual/budget comparison within thirty (30) Business Days of the last day of each calendar quarter.

16.6	Other Financial Information

The Borrower will from time to time on the request of the Agent or any Lender, furnish the Agent or such Lender with such information about its business, condition (financial or otherwise), operations, performance, properties or prospects as the Agent or such Lender through the Agent may reasonably require, in particular all information and documents as may be required under the provisions of the German Banking Act (Gesetz über das Kreditwesen) and any material changes to the information included in the Financial Model.

16.7	Reports in connection with Pulp Mill Project

The Borrower is not required to submit any additional reports to the Agent in respect of the Pulp Mill Project but will ensure that on the Financial Close at the latest, the reports to be submitted to the Agent pursuant to Clause 16.4 to 16.6 above comprise, in addition to the information provided in connection with Project Blue Mill, the respective information with respect to the Pulp Mill Project.

16.8	Miscellaneous Information

16.8.1	The Borrower will inform the Agent in writing:

(a)	promptly upon a Responsible Officer becoming aware of it, of the occurrence of any Event of Default, Potential Event of Default, Pulp Mill Event of Default or Potential Pulp Mill Event of Default and confirm to the Agent in each Drawdown Request and, after the Facility has been fully drawn, not later than thirty (30) days after the end of each calendar quarter that, save as previously notified to the Agent or as notified in such Drawdown Request or, as the case may be, confirmation, no Event of Default, Potential Event of Default, Pulp Mill Event of Default or Potential Pulp Mill Event of Default has occurred and is continuing;

(b)	promptly upon a Responsible Officer becoming aware of it, of any circumstances which are likely to delay in any material respect the completion of Project Blue Mill in accordance with the Base Case, including any event which might reasonably be expected to result in Cost Overruns;

(c)	promptly upon a Responsible Officer becoming aware of it, of any material delay in the payment or non-payment of the Government Grants;

(d)	promptly upon a Responsible Officer becoming aware of it, of any circumstances which are likely to have a materially adverse impact on the validity, enforceability and continuance of the State Guarantee and the Government Grants;

(e)	promptly upon a Responsible Officer becoming aware of it, of any Event of Force Majeure or any other event which might delay construction or operation or which might reasonably be expected to interrupt or reduce the operation of the plant excluding any planned outage or maintenance period previously notified to the Agent or which might reasonably be expected to have a Material Adverse Effect;

(f)	promptly upon a Responsible Officer becoming aware of it, of any Environmental Claim commenced or threatened against it;

(g)	promptly upon a Responsible Officer becoming aware of it, of any material default of any party to a Project Contract;

(h)	within ten (10) Business Days upon a Responsible Officer becoming aware thereof, of the details of each litigation, arbitration or administrative proceeding pending or threatened against it which is likely to result in a liability of the Borrower in an amount or amounts exceeding, in aggregate, EUR 2,000,000 or the equivalent in other currencies;

(i)	of any Change of Control;

(j)	of any changes in its senior management;

(k)	as soon as reasonably possible after a Responsible Officer becoming aware of it, of possible Capital Expenditures in an amount of more than EUR 2 million in excess of the Project Budget for that financial year; and

(l)	as soon as reasonably possible after a Responsible Officer becoming aware of it, of possible Capital Expenditures in relation to Project Blue Mill exceeding in aggregate the Capital Expenditure foreseen for Project Blue Mill pursuant to the Investment and Financing Plan by more than EUR 1,5 million.

16.8.2	The Borrower will provide upon request such verbal or written information concerning Project Blue Mill as the Agent or the Lenders may reasonably require including information that is publicly available.

The Borrower will fulfil its reporting requirements pursuant to this Clause 16 in a form which will allow the Agent to make the information available to the Lenders without material effort. The Agent will notify the Borrower of the number of copies needed and the form (e-mail, fax, mail) in which the information will have to be provided. The Agent will promptly upon receipt forward any information to the Lenders and, to the extent necessary, to the Guarantors.

17.	INSPECTION RIGHTS

The Borrower shall permit the Agent, the Lenders or any of their representatives or the Advisers to inspect the Site and its books and records during usual business hours, and upon reasonable prior notice, for the purpose of checking whether the Borrower is in compliance with the provisions of the Transaction Documents. Any requests for such inspections shall be made through the Agent.

18.	COVENANTS

18.1	Positive Covenants

The Borrower shall:

18.1.1	Maintenance of Legal Validity and Legal Status: do all things necessary to maintain its existence as a legal person and to ensure the legality, validity, enforceability or admissibility in evidence in the Federal Republic of Germany of the Transaction Documents including the obtaining and maintaining of all applicable Authorisations necessary for Project Blue Mill and the performance of its obligations under the Transaction Documents, as and when required, and, on request of the Agent, shall supply copies (certified by a director of the Borrower as true, complete and up to date) of any such Authorisations;

18.1.2	Applicable Laws and Authorisations: with the exception of Environmental Laws and Environmental Permits where the obligations of the Borrower with respect thereto are set out in Clause 18.1.15 (Environmental Compliance) comply in all material respects with all laws and comply with, obtain, maintain and renew, all applicable Authorisations in each case which are applicable in connection with Project Blue Mill and the Borrower’s business and operation generally and required for its ability to perform its obligations under the Transaction Documents. As soon as the Authorisations granted after the conclusion of this Agreement become valid and upon request by the Agent, the Borrower will obtain legal opinions on such validity from a reputable law firm addressed to and for the benefit of the Agent;

18.1.3	Transaction Documents: Subject to Clause 18.2.15(b) (Additional Project Contracts and Amendments to Project Contracts) enter into, maintain in full force and effect and comply with all Transaction Documents;

18.1.4	Authorised signatories: provide the Agent with a list of persons authorised to sign amendments to the Project Contracts;

18.1.5	Relevant Advisers: from time to time and on the reasonable request of the Agent inform the relevant Advisers and co operate with them to enable each such Adviser fully to perform its obligations under its advisory agreement;

18.1.6	Information regarding Permitted Encumbrances and Permitted Financial Indebtedness: provide details to the Agent of any newly created Permitted Encumbrance granted outside the ordinary course of business or any newly incurred Permitted Financial Indebtedness incurred to any person;

18.1.7	Information of Technical Adviser: provide the Technical Adviser during the Construction Period on a quarterly basis and upon request with all information and documentation reasonably required for the purposes of this Agreement and bear the reasonable costs of the report to be provided by the Technical Adviser pursuant to Clause 16.4.2 (Reports during Construction Period);

18.1.8	Preservation of Assets: maintain and preserve all of its assets in good condition and undertake regular maintenance, except disposal of obsolete assets, in accordance with prudent industry practice or the respective Contractor’s and Suppliers’ recommendations;

18.1.9	Transactions with Third Parties: conclude and procure that any subsidiary of the Borrower concludes any transaction with a third party, irrespective of whether or not it is a Related Party, only on terms no less beneficial to it than those obtainable on an arm’s length basis. All contracts to be concluded by it with a Related Party will be submitted to the Agent in their final draft form for approval, such approval not to be unreasonably withheld. It will further waive any Financial Indebtedness owed by any person to it only for valuable market consideration;

18.1.10	Conduct of Business: cause Project Blue Mill to be built, operated and maintained in accordance with good industry practices, the Project Contracts and all conditions, obligations, requirements set out in any Authorisation or technical specifications from time to time agreed with any of the Contractors or by Suppliers, or issued by any Authority in respect of the Borrower or Project Blue Mill and ensure that all staff necessary for the proper and efficient operation of its business or that of its subsidiaries is in place;

18.1.11	Payments and Application of Payments: ensure that all operational revenues received by it in connection with Project Blue Mill are paid to the Proceeds Account and applied in accordance with clause 9.4.3 (Application of Moneys on Proceeds Account) of the Pulp Mill Facility Agreement.

18.1.12	Tax: duly and punctually pay and discharge:

(a)	all taxes, assessments and governmental charges imposed upon it or its assets within the time period allowed therefore without imposing penalties and without resulting in an encumbrance having priority to the Lenders or any security purported to be granted by or created pursuant to the Security Agreements; and

(b)	all lawful claims which, if unpaid, would by law become encumbrances upon its assets

(save to the extent payment thereof is being contested in good faith by the Borrower and where payment thereof can lawfully be withheld and would not result in an encumbrance having priority to the Lenders or any security purported to be granted by or created pursuant to the Security Agreements).

18.1.13	Filing of Tax Returns: file or cause to be filed all tax returns required to be filed in all jurisdictions in which the Borrower or any of its subsidiaries is situated or carries on business or is otherwise subject to tax;

18.1.14	Claims Pari-Passu: ensure that at all times the claims of the Lenders against it under the Financing Documents rank at least pari passu with the claims of the Pulp Mill Facility Lenders and all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;

18.1.15	Environmental Compliance: comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and notify the Agent, promptly after a Responsible Officer becomes aware of the same of:

(a)	any material Environmental Claim made on it or to any occupier of any property owned or leased by it under any Environmental Law which may affect the compliance with this Agreement; and

(b)	any circumstances which arise whereby any material remedial action is likely to be required to be taken by, or at the expense of, it pursuant to any Environmental Law;

18.1.16	Enforcement: take all reasonable steps to promptly enforce its rights under any Project Contract where failure to do so is material in relation to Project Blue Mill and the rights and obligations of the parties to any of the Financing Documents;

18.1.17	Compliance with Conditions for State Guarantee and Government Grants: comply, at all times, with all conditions, obligations and requirements of, and assume all undertakings in, the State Guarantee and the Government Grants, in particular:

(a)	to allow inspections by the Guarantor, PWC, the Federal Ministry of Economics and the Federal Court of Auditors (either by themselves or by agents appointed by them) at any time for the purpose of checking whether a drawdown under the State Guarantee may be made or whether the conditions for such drawdown are satisfied or have been satisfied;

(b)	to authorise the Agent and the Lenders to submit to the Guarantor, PWC, the Federal Ministry of Economics and the Federal Court of Auditors all documents concerning the Facility and the Security and to give to the Guarantors and PWC all information requested by each of them;

(c)	to pay all fees in connection with the State Guarantee; and

(d)	to discharge the Arranger, the Agent, the Security Agent and the Lenders vis-à-vis the Guarantor, PWC, the Federal Ministry of Economics and the Federal Court of Auditors from any duty of discretion (Schweigepflicht) whereby any requests by the Lenders shall be made through the Agent;

18.1.18	Intellectual Property: procure and comply in all material respects with all material Intellectual Property Rights necessary to construct and operate Project Blue Mill and conduct the Borrower’s business;

18.1.19	Security: provide and maintain the Security and any other security to be provided to the Lenders and the Pulp Mill Lenders pursuant to the Financing Documents and procure that the Security is effective and maintained and upon reasonable request of the Agent provide additional security over its assets in favour of the Lenders and the Pulp Mill Lenders. The Agent will determine the details of the additional security within its reasonable discretion (billiges Ermessen) pursuant to § 315 BGB. The provision of additional security will not affect existing Permitted Encumbrances;

18.1.20	Defects Liability Protection: refrain from any acts which may prejudice materially and adversely any defects liability protection afforded to the Borrower by the Contractors under the Project Contracts or, to the Borrower’s knowledge, by any subcontractor (at any level) to the Contractors and/or the Borrower;

18.1.21	Management: employ experienced professionals in the pulp industry;

18.1.22	Technical Assistance: as and when reasonably requested obtain such assistance as may be necessary prior to Final Completion in connection with the construction, commissioning, testing, start-up, management, operation and maintenance of Project Blue Mill;

18.1.23	Permitted Subsidiaries: save as the Majority Lenders may otherwise agree (such agreement not to be unreasonably withheld) ensure that any Permitted Subsidiaries operate their respective businesses in a proper and efficient manner and in accordance with the principles set out in Schedule 9 (Financing of the Subsidiaries) of the Pulp Mill Facility Agreement;

18.1.24	Shareholder Cost Overrun Commitment: draw on first demand under the Shareholder Cost Overrun Commitment the respective shareholder loan upon the occurrence of Cost Overruns which are not covered by funds otherwise permitted to be drawn upon pursuant to the provisions of this Agreement or the Shareholders’ Undertaking Agreement.

18.2	Negative Covenants

The Borrower will not (by action or omission):

18.2.1	Negative Pledge: create or permit to subsist any encumbrance over all or any of its assets other than a Permitted Encumbrance or create any restriction or prohibition on encumbrances over all or any of its assets;

18.2.2	Investments, Loans and Guarantees: make any investment in, make any loans to, grant any credit or other financial accommodation to or for the benefit of any person or give or have outstanding any guarantee or indemnity to or for the benefit of any person other than in respect of product liability assumed in the ordinary course of business or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person other than Permitted Investments and save as set out in the principles set out in Schedule 9 (Financing of the Subsidiaries) of the Pulp Mill Facility Agreement, nor will it make any material fixed asset investments (Sachinvestitionen) or financial investments (Finanzinvestitionen) without the prior consent of the Guarantor or except as permitted by this Agreement in relation to Project Blue Mill;

18.2.3	Disposals: dispose of the whole or any part of its assets other than in the ordinary course of business or other than by way of Permitted Disposals, nor sell any material investments (Beteiligungen) or divisions of its business (Betriebsteile) without the prior consent of the Combined Majority Lenders and the Guarantors;

18.2.4	Financing: use the proceeds of any Advances for any other purposes than those set out herein;

18.2.5	Transfer of Shares or Shareholder Loans: consent to any transfer of Shares or Shareholder Loans in violation of the Shareholders’ Undertaking Agreement;

18.2.6	Shares in Subsidiaries:

(a)	sell or otherwise dispose of (in any transaction or series of transactions whether related or not) its existing shares in any direct subsidiary; and

(b)	procure that any direct subsidiary shall sell or dispose of (in any transaction or series of transactions whether related or not) its existing shares in any of its subsidiaries or issue any new shares to any third party where following any such sale more than 49% of the issued ordinary share capital of the relevant subsidiary would be owned by one or more third parties, unless the terms of such sale and/or issue (including the terms upon which any new shareholder may enter into contracts with such subsidiary) have been previously approved in writing by the Combined Majority Lenders, such approval not to be unreasonably withheld. In no event shall any such new shareholder be a Sponsor or any affiliate of a Sponsor unless previously approved in writing by the Combined Majority Lenders (such approval not to be unreasonably withheld).

18.2.7	Shareholders’ Account: make any payments to the Shareholders’ Account other than in compliance with the provisions of the Pulp Mill Facility Agreement;

18.2.8	Distributions to shareholders: make any distributions to its shareholders or repay any share capital prior to full and final repayment of the outstanding Advances and expiry of the State Guarantee (other than payments permitted pursuant to clause 9.4.3 (a) (x) and (xii) of the Pulp Mill Facility Agreement);

18.2.9	Capital Expenditures: incur any Capital Expenditures at any time or in any amount of more than EUR 2 million in excess of the Project Budget for that financial year other than with the consent of the Combined Majority Lenders unless the same is required to comply with applicable Environmental Law in Germany;

18.2.10	Shareholder Loans: (a) pay interest on any Shareholder Contributions and any shareholder loan outstanding to the Borrower as at the date of the Amendment Agreement or (b) prepay, repay, redeem, purchase or otherwise acquire any Shareholder Contributions or any shareholder loan outstanding to the Borrower as at the date of the Amendment Agreement (as defined in the Pulp Mill Facility Agreement prior to the Final Maturity Date and the repayment in full of each outstanding Advance hereunder and expiry of the State Guarantee other than payments provided pursuant to clause 9.4.3 (a) of the Pulp Mill Facility Agreement;

18.2.11	Financial Indebtedness: incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than, in each case, Permitted Financial Indebtedness, it being understood and agreed that

(a)	non-speculative forward energy sales on fixed price terms for periods of at least up to 12 months are customary and shall not be commodity hedges under this Agreement, nor shall be considered to be Financial Indebtedness under this Agreement, provided that principal energy sales volumes do not exceed the underlying excess power generation of the Borrower, as it may be reasonably assumed to be generated based on the Project Budget;

(b)	renewable power generation is a natural co-production of a modern pulp mill and such generation is projected to increase with every increase in pulp production capacity. To the extent such additional electric power will be sold to the general power market, be it directly or indirectly, non-speculative fixed price forward sales are customary (if not essential to successfully sell and compete) and shall be permitted under this Agreement; and

(c)	though physical delivery and therefore physical settlement of any contracts for power sales or in relation thereof shall prevail, it cannot be excluded that power sales or parts thereof, be it quantitatively or by quality, may be possible by way of financial settlement only and shall be permitted under this Agreement;

18.2.12	Encumbrances: create or permit to subsist any encumbrance on any of its assets other than Permitted Encumbrances;

18.2.13	Mergers: split, merge or consolidate with any other person, enter into any demerger transaction, or participate in any other type of corporate reconstruction without the prior consent of the Combined Majority Lenders and the Guarantors;

18.2.14	Subsidiaries: create any subsidiary or permit to exist any interest in any person (whether by shareholding, joint venture, partnership, whether any income or profits are, or would be, shared or transferred with any other party or otherwise), other than the Permitted Subsidiaries;

18.2.15	Additional Project Contracts and Amendments to Project Contracts:

(a)	enter into any additional material Project Contracts not referred to under the Investment and Financing Plan with an aggregate value of more than EUR 1.50 million save with the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed);

(b)	subject to Clause 18.2.16 (Project Specifications), only, amend in any material respect, or grant any waiver or consent under, any Project Contract if such amendment, waiver or consent would not reasonably be expected to be materially adverse in relation to the Borrower’s ability to perform its obligations under the Transaction Documents and/or the validity or enforceability of the Transaction Documents. In the case of Project Contracts with a value of more than EUR 2 million, such amendments, waivers and consents will have to be notified to the Agent in writing seven (7) days in advance;

(c)	cancel or terminate any Project Contract with a value of more than EUR 2 million (other than any contract for the carrying out of the necessary infrastructure works at the Site), without having given thirty (30) days prior written notice to the Agent and then only so long as a replacement contract is in place on terms no less beneficial to the Borrower as the cancelled/terminated Project Contract; and

(d)	cancel, terminate or suspend any contract for the carrying out of the necessary infrastructure works at the Site or (subject to Clause 18.2.16 (Project Specifications)) grant any waiver or consent under or amend the same without Combined Majority Lenders’ prior written consent;

18.2.16	Project Specifications: make any changes to the design, specification or configuration of the plant, including the additional turbine, without the Majority Lenders’ consent except for such amendments and changes which are in conformity with the Project Contracts or are of a minor nature, it being understood that any such change which might result in an increase in the overall Project Costs in an aggregate amount of at least EUR 1 million or a delay in the Final Completion will not be deemed to be of a minor nature;

18.2.17	Waiver of tests under Turbine Contract: waive or materially alter any test procedures or approve any test results in connection with the tests under clauses 7.4 and 9 of the Turbine Contract where this could have an adverse effect on Project Blue Mill without Majority Lenders’ consent (such consent not to be unreasonably withheld or delayed);

18.2.18	Shares: purchase, cancel or redeem any Share Capital, reduce the Share Capital, issue any Shares otherwise than to an existing Shareholder, grant any option over or make any offer of Shares to any person or alter any material rights attaching to the Shares without the Combined Majority Lenders’ and the Guarantor’s consent. Their consent is however not required in relation to the offer of Shares;

18.2.19	Shareholders’ Agreement: change its articles of association in any manner which would be inconsistent with the provisions of any Transaction Document without consent by the Majority Lenders (such consent not to be unreasonably withheld) and the Guarantor;

18.2.20	Change of Business: make any material changes to the general nature of its business as a pulp mill (including wood harvesting and procurement as well as logistic services) and any business incidental thereto or carry on any other business which results in any material change to the nature of such business;

18.2.21	Abandonment: abandon Project Blue Mill;

18.2.22	Withdrawals from Blue Mill Investment Accounts: withdraw any moneys from the Blue Mill Investment Account other than pursuant to the provisions of the Financing Documents;

18.2.23	Accounts: open or operate any bank accounts other than as contemplated by this Agreement or the Pulp Mill Facility Agreement;

18.2.24	Assignment and Encumbrance of Government Grants: assign, pledge or otherwise charge, encumber or dispose of its claims, rights and title under and to the Government Grants except as provided in the Investment Incentives Assignment Agreement listed in Schedule 7 (Security Agreements) of the Pulp Mill Facility Agreement;

18.2.25	Financial Year: change its financial year;

18.2.26	Obligations: incur any material obligations not contemplated by or permissible under this Agreement or which the Borrower assumes in connection with deliveries and services undertaken by it in the ordinary course of business without the prior consent of the Guarantor.

19.	INSURANCES

19.1	General

The Borrower will effect through brokers, previously approved in writing by the Agent, pay the premiums when due, maintain in full force and effect and comply with all provisions of the insurances for the Construction Period and the Operation Period, under forms of policies commonly accepted in the industry and with reputable insurance companies reasonably acceptable to the Agent.

Such insurances include the insurances set out in Schedule 7 (Minimum Insurance Schedule) and Schedule 8 (Minimum Insurance Operation Period Schedule) and such other insurances as the Agent specifies are required to be maintained in connection with Project Blue Mill in accordance with prudent operating practice.

19.2	Specific Provisions of the Insurances

The Borrower will provide for the following with respect to all Material Insurances:

19.2.1	Sole Loss Payee: the Security Agent to be named as sole loss payee in all policies save, in relation to policies relating to third party liability, where payment is made directly to the third party claiming thereunder in full and final settlement of his claim. A payment to the loss payee in accordance with this Clause shall, to the extent of that payment, be made to the Insurance Account or any other account specified to the insurers by the Security Agent and discharge the liability of the respective insurer to pay the Borrower or other claimant insured party. The arrangements in this Clause shall continue to apply notwithstanding the liquidation or insolvency of the Borrower or any of the insurers;

19.2.2	Waiver: the insurers to agree to waive all rights of subrogation or action against the Security Agent unless any of the members of the executive board (Vorstand) of the Security Agent acted with gross negligence or wilful misconduct (Vorsatz);

19.2.3	Reduction of Insurance Proceeds: the insurers not to reduce any insurance proceeds due and payable to the Security Agent (on behalf of itself and other beneficiaries) as loss payee, save in respect of any unpaid premium if so required by the respective insurer;

19.2.4	Insurance Claims Assignment: cause the insurers to acknowledge that they have noticed that, by the Insurance Claims Assignment Agreement as set out in Schedule 7 (Security Agreements) of the Pulp Mill Facility Agreement, the Borrower assigned to the Security Agent (for and on behalf of the Lenders) all its existing and future rights and claims in and to the Material Insurances (including all claims of whatsoever nature thereunder and return of premiums and proceeds in respect thereof). The insurers shall also confirm that they have not received notice of any other assignment, charge or other encumbrance of the Borrower’s rights and claims under the respective insurance.

19.2.5	Adequate Information: the insurers to acknowledge that they have received adequate information in order to evaluate the risk of insuring the Borrower in respect of the risks hereby insured;

19.2.6	Cancellation: the insurers not to cancel (kündigen) the Material Insurances during the Construction Period;

19.2.7	Notices: the insurers to give in writing to the Security Agent

(a)	subject to 19.2.6 a thirty (30) days notice of cancellation, non-renewal (whether for non-payment of premium or otherwise), suspension (if applicable) or adverse change of terms;

(b)	a thirty (30) days notice of any reduction in limits or coverage, any increase in deductibles or any termination before the original expiry date is to take effect; and

(c)	as soon as any of the insurers becomes aware, notice of any act, event or omission which such insurer considers may invalidate or render unenforceable in whole or in part any insurance.

19.2.8	Delivery of Notices and Documents: the policies to stipulate that any notice or document to be served in relation to any policy may be delivered or sent by prepaid recorded delivery post (if within the Federal Republic of Germany), by prepaid airmail (if elsewhere) or facsimile process to the party to be served at its registered office or at such other address as it may have notified to the other parties in writing in accordance with this Clause. Any such notice will be deemed to be given as follows:

(a)	if delivered by hand or by mail, when delivered; and

(b)	if by facsimile when transmitted, but only if, immediately after the transmission, the sender’s fax machine records the correct answerback;

19.2.9	Governing Law and Jurisdiction: the insurance policies to be governed by German law and each of the insurers and co-insured to agree that any legal proceedings arising out of or in connection with the policies will be brought in the exclusive jurisdiction of a German court.

19.3	Insurance Documentation

The Borrower will promptly provide to the Security Agent copies of all cover notes and policies (including endorsements) issued from time to time in relation to each insurance, and of all changes requested or effected thereto, and, if so requested by the Security Agent, of placing slips and all documents disclosed or disclosable to the insurers of each insurance and relating to claims notified or notifiable to insurers or the insurance brokers. In addition, the Borrower will promptly deliver to the Security Agent the originals of all policies (including endorsements) and placing slips.

19.4	Inspection Right

The Security Agent or any of its representatives or the Advisers will be entitled to review from time to time the compliance of the insurances effected by the Borrower with the above provisions and the provisions contained in the Minimum Insurance Schedule and the Borrower undertakes to co-operate with the Security Agent or any of its representatives or the Advisers, respectively, in this respect and to furnish to it all information requested by it for such purpose.

19.5	Broker’s Letter of Undertaking

The Borrower will procure that every insurance broker who effects an insurance writes a broker’s letter of undertaking (substantially in the form set out in Schedule 11 (Broker’s Letter of Undertaking)) to the Security Agent. Such letters have to be provided prior to Financial Close with respect to insurances during the Construction Period and at least five (5) Banking Days prior to inception with respect to insurances during the Operation Period.

19.6	Changes to Insurance Programme

19.6.1	If any variation is proposed to be made to the terms of any insurance, the Borrower will give at least thirty (30) days prior written notice thereof to the Security Agent. No variation to any insurance should be effected or agreed by the Borrower until the Security Agent notifies the Borrower in writing either that the variation is not material to the Lenders or is otherwise agreeable to the Security Agent. The Security Agent will not unreasonably withhold or delay its agreement after obtaining any advice that it deems appropriate in considering the Borrower’s request.

19.6.2	No Event of Default occurs to the extent the Borrower has given notice pursuant to Clause 19.6.1 (Changes to Insurance Programme), and for so long as, cover required to be maintained is not available to the Borrower in the international insurance or reinsurance market on what the Security Agent accepts in writing to the Borrower to be reasonable commercial terms. In determining whether such cover is available on reasonable commercial terms, the Security Agent shall have on-going regard to the scope of such insurance, its cost in the context of the financing of Project Blue Mill and the direct and indirect interests of the Lenders under the Financing Documents.

19.7	Notification

The Borrower will promptly notify the Security Agent and the insurers of any increase or material change in any risk insured under any Material Insurance.

19.8	Claim Handling

The Borrower will

(a)	diligently pursue any valid claim under any insurance,

(b)	promptly notify the Security Agent and the insurers of any matter for which it may be entitled to a claim under any insurance,

(c)	keep the Security Agent informed on a regular basis regarding progress towards settling any such claim,

(d)	take account of any representations made by the Security Agent in relation to any such claim, and

(e)	not negotiate, compromise or settle any claims with a potential value in excess of EUR 5 million without the written consent of the Security Agent, such consent not to be reasonably withheld or delayed.

19.9	Renewals

The Borrower will, at least thirty (30) days prior to the renewal of any insurance satisfy the Security Agent that the cover proposed to be effected for the renewal period will, on and after the renewal date, comply with the requirements of the Minimum Insurance Schedule.

19.10	Changes in Insurer Security

If an insurer under a Material Insurance ceases to carry a claims paying rating from Standard & Poor’s Corporation of at least A-, or an equivalent rating from such other rating agency approved by the Security Agent, the Borrower will promptly inform the Security Agent thereof and, at the request of the Security Agent, promptly replace the affected cover with cover from another insurer, or insurers, reasonably acceptable to the Security Agent and terminate the affected insurer’s participation in the risk, provided that there will at no time be any period when any relevant risk is not insured as required by the Financing Documents.

19.11	Lender’s Right to Insure if Borrower Defaults

If at any time and for any reason any insurance is not in full force and effect on the terms or for the insured values required under the Financing Documents, then the Security Agent shall forthwith be entitled, at the cost and expense of the Borrower, to procure and pay for such insurance as the Borrower should have effected or procured pursuant to the terms hereof or at any time whilst such failure is continuing.

19.12	Disputes over Availability of Cover Borrower Defaults

Any disagreement between the Borrower and the Security Agent over the availability of cover in the international insurance market will be referred to an independent expert appointed with the agreement of the Borrower and the Security Agent, or, if the parties cannot so agree within 20 days of the notice given by the Borrower under the covenant referred to in Clause 19.6 (Changes to Insurance Programme), to a person nominated at the request of either party by the President of the German Association of Insurers, in each case acting as an independent expert. The expert’s decision will be final and binding on the parties hereto. The expert’s fees and disbursements will be borne by the Borrower.

20.	EVENTS OF DEFAULT

20.1	Each of following circumstances constitutes an Event of Default for the purposes of this Agreement, irrespective of whether or not caused by any reason within the control of the Borrower or any other person:

20.1.1	Payment Obligations: failure by the Borrower to make:

(a)	subject to Clause 6.4, any payment of principal or interest due under the Facility within seven (7) Business Days from the due date thereof;

(b)	subject to clause 6.5 of the Pulp Mill Facility Agreement, any payment of principal or interest due under the Pulp Mill Facility within seven (7) Business Days from the due date thereof; and

(c)	any other payment due under the Financing Documents within five (5) Business Days from a notification by the Agent of the Borrower’s failure to pay;

20.1.2	Representations and Warranties: any representation, warranty or statement made in any Financing Document, certificate, statement or opinion delivered by or on behalf of the Borrower hereunder or in connection herewith is or proves to have been incorrect, untrue or misleading in any material respect when made and which, if capable of being remedied, has not been remedied within thirty (30) days from notification by the Agent of such breach;

20.1.3	Covenants: the Borrower or any of its Shareholders breaches any covenant or material obligation under the Financing Documents which, if capable of being remedied, has not been remedied within fifteen (15) Business Days from notification by the Agent of such breach;

20.1.4	Pulp Mill Event of Default: a Pulp Mill Event of Default has occurred and is continuing;

20.1.5	Annual Debt Service Cover Ratio: Failure by the Borrower to meet the Annual Debt Service Cover Ratio as provided for in Clause 15.1 (Annual Debt Service Cover Ratio), unless waived by the Majority Lenders.

20.1.6	Senior Debt/EBITDA Cover Ratio: Failure by the Borrower to meet the Senior Debt/EBITDA Cover Ratio as provided for in Clause 15.2 (Senior Debt/EBITDA Cover Ratio), unless waived by the Majority Lenders.

20.1.7	Consents and Approvals: any Authorisation necessary to enable the Borrower to comply with any of its material obligations under the Transaction Documents and Project is revoked, withheld or modified or is limited in a way which materially prejudices the validity and enforceability of the Transaction Documents and/or the ability of the Borrower to meet its obligations thereunder;

20.1.8	State Guarantee and Government Grants: any of the State Guarantee or Government Grants is modified in any material respect, revoked, withdrawn, withheld or suspended, or does not remain in full force and effect;

20.1.9	Insolvency and Rescheduling: any cause exists on the basis of which insolvency proceedings under the German Insolvency Code should be initiated against the Borrower, the Borrower commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a composition with its creditors;

20.1.10	Winding-up: (a) the Borrower, (b) while it has any liability under the Shareholders’ Undertaking Agreement any of the Shareholders or any of the Sponsors takes any corporate action or any other steps are taken or legal proceedings are started for its winding-up, dissolution or reorganisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any part or all of its revenues and assets;

20.1.11	Insolvency or Winding-up of Turbine Supplier: the Turbine Supplier is during the Construction Period unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustments or rescheduling of its indebtedness, makes a composition with its creditors, or takes any corporate action or other steps or legal proceedings are started for its winding-up, dissolution, re-organisation (except for a solvent reorganisation previously approved in writing by the Agent) or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer of it or of any or all of its revenues and assets;

20.1.12	Indebtedness: failure by the Borrower to pay any other Financial Indebtedness over EUR 1,000,000 when due or after the expiry of any applicable grace period unless such payment is contested in good faith by the Borrower;

20.1.13	Obligations of the Borrower: at any time it is unlawful for the Borrower to perform any of its material obligations under the Transaction Documents, or to own its material assets or to carry on its business in materially the same fashion as contemplated in the Financing Documents and such condition continues for period of sixty (60) days;

20.1.14	Obligations of the Parties to Shareholders’ Undertaking Agreement: any of the Shareholders or Sponsors (or any of their successors) fails to comply with any obligation assumed by it in the Shareholders’ Undertaking Agreement and such failure, if capable of remedy, is not remedied within thirty (30) days after receipt of written notice from the Agent requesting the same;

20.1.15	Change of Control: a Change of Control occurs without the prior written consent of the Majority Lenders;

20.1.16	The Borrower’s Business: the Borrower ceases or threatens to cease to carry on all or a substantial part of the business it carries on at the date hereof, abandons or threatens to abandon Project Blue Mill or disposes of a substantial part of its business or assets or a substantial part of its business or assets is seized, nationalised or expropriated or compulsorily acquired by or under the authority of any government;

20.1.17	Assets of the Borrower: except as permitted by the Financing Documents, the Borrower ceases to be the sole lawful and beneficial owner of, and having good title to, any material part of its assets, and such assets or part thereof, are not re-acquired or replaced in a manner satisfactory to the Lenders within fifteen (15) days of such cessation;

20.1.18	Final Completion: Final Completion does not occur by 31 December 2013 at the latest;

20.1.19	Default under Transaction Documents: a material default under any of the Transaction Documents which, if capable of being remedied, has not been remedied within thirty (30) days in the case of any Financing Document and ninety (90) days in the case of any Project Contract in each case of notification by the Agent of such default;

20.1.20	Invalid, Non-binding and Non-enforceable Obligations: a material provision of the Financing Documents is not, or is contested by a party other than a Lender to be not, legal, valid, binding and enforceable;

20.1.21	Qualifications in the Auditors’ Report: the auditors have made a qualification in their report and there are reasonable doubts (vernünftige Zweifel) concerning the continuation of the Borrower’s business on a going concern basis unless within twenty (20) Business Days from the date of the auditor’s report the Borrower has presented a certificate from the auditors showing that the reasons for the doubts raised have been remedied or sufficient measures have been taken for their remedy;

20.1.22	Security: any Security ceases to be in full force and effect and the Borrower fails to provide substitute security of equal value for any reason other than:

(a)	the assignment of any credit or portion of the finance to which such Security relates; and

(b)	the failure to make the required filings or registrations where such filings or registrations are under the control of the Lenders;

20.1.23	Litigation: any material judgement, award or decision on any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes is commenced against the Borrower or its assets which is materially adverse in relation to the Borrower’s ability to perform its obligations under the Transaction Documents and/or the validity or enforceability of the Transaction Documents unless such judgement, award or decision is stayed pending appeal without the necessity for the Borrower to provide any security in connection therewith;

20.1.24	Enforceability of Encumbrance: any encumbrance over any assets of the Borrower securing an indebtedness of not less than EUR 100,000 becomes enforceable;

20.1.25	Execution or Distress: any execution (Zwangsvollstreckung) or distress (Beschlagnahme) is levied against, or an encumbrancer takes possession of the whole, or any material part of the assets of the Borrower or any event which under the laws of any jurisdiction has a similar effect is not discharged within thirty (30) days;

20.1.26	Insurances: Subject to Clause 19.6.2 (Changes to Insurance Programme), the Borrower fails to maintain the insurances pursuant to the provisions of Clause 19 (Insurances);

20.1.27	Destruction of Project: Project Blue Mill or any substantial part thereof is destroyed or damaged in a manner which is not covered in full by proceeds of insurance, (excluding any agreed deductibles);

20.1.28	Material Adverse Change: any event or circumstance (or series of events or circumstances) occurs which has a Material Adverse Effect;

20.1.29	Force Majeure: an Event of Force Majeure occurs or a series of Events of Force Majeure occur the effects of which continue (on an aggregated basis) for a period of 120 days under the Turbine Contract.

20.2	Acceleration and Cancellation

20.2.1

Pursuant to section 28 of the general conditions for state guarantees of the State of Saxony-Anhalt (“Allgemeine Bestimmungen für Landesbürgschaften zur Wirtschaftsförderung des Landes Sachsen-Anhalt vom 10. Mai 2007

(Runderlass des Ministeriums der Finanzen des Landes Sachsen-Anhalt vom 10. Mai 2007 – 34 – 32901”)), the termination of this Agreement is subject to the prior consent of the guarantee board (Bürgschaftsausschuss) or, in case of urgency, the Ministry of Finance of the State of Sachsen-Anhalt. The guarantee board (Bürgschaftsausschuss) or the Ministry of Finance, as the case may be, will, upon request for approval of termination, examine whether the preconditions for an Event of Default are met as well as whether the Event of Default is consistent with the general conditions for state guarantees of the State of Saxony-Anhalt (“Allgemeine Bestimmungen für Landesbürgschaften zur Wirtschaftsförderung des Landes Sachsen-Anhalt vom 10. Mai 2007 (Runderlass des Ministeriums der Finanzen des Landes Sachsen-Anhalt vom 10. Mai 2007 – 34 – 32901”)) in its current version and the regulations of the guarantee board (Bürgschaftsausschuss). In case of termination based on the general termination rights in accordance with letters a) to e) of the above-mentioned general conditions, it will only be examined as to whether the preconditions for a termination are met. The validity of the termination vis-a-vis the Borrower shall not be affected by the consent right of the guarantee board (Bürgschaftsausschuss) or the Ministry of Finance, as the case may be.

20.2.2	Upon the occurrence of an Event of Default and at any time thereafter while such Event of Default is continuing, the Agent may and shall during the term of the State Guarantee following the prior written consent of the Guarantor, represented by the guarantee board (Bürgschaftsausschuss) and upon the direction of the Combined Majority Lenders and the Majority Lenders by notice to the Borrower:

(a)	declare all or any part of the Advances to be immediately due and payable or declare all or any part of the Advances to be due and payable on its demand (whereupon the same will become so payable together with accrued interest thereon and any other sums then owed by the Borrower under the Financing Documents);

(b)	declare that any unutilised portion of the Facility will be cancelled, whereupon the Lenders’ undrawn Commitments shall be cancelled and each Lender’s undrawn Commitment will be reduced to zero, provided that, notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Clauses 20.1.9 (Insolvency and Rescheduling), 20.1.10 (Winding Up), the undrawn Commitments of each Lender will immediately be reduced to zero and all Advances and other sums then owed by the Borrower hereunder shall become immediately due and payable; and/or

(c)	exercise all rights and remedies under any Financing Document or instruct the Security Agent to do so.

If so instructed by the guarantee board (Bürgschaftsausschuss) or the Ministry of Finance of the State of Saxony-Anhalt, as the case may be, the Agent will exercise its rights pursuant to this Clause 20.2.2 irrespective of the direction of the Combined Majority Lenders and the Majority Lenders.

20.2.3	A notice of the Agent pursuant to Clause 20.2.2 may only be given (a) if an Event of Default pursuant to Clauses 20.1.1 (Payment Obligations), 20.1.9 (Insolvency and Rescheduling), 20.1.10 (Winding-Up), 20.1.16 (The Borrower’s Business) and 20.1.27 (Destruction of Project) has occurred and is continuing, or (b) if any other Event of Default has occurred and is continuing only after careful consideration of the reasonable concerns of the Borrower or in case the Majority Lenders have determined in their reasonable opinion that due to such Event of Default the ability of the Borrower to perform any of its obligations under the Financing Documents has been materially impaired.

20.3	Advances Due on Demand

If, pursuant to Clause 20.2.2(a), the Agent declares all or any part of the Advances to be due and payable on demand of the Agent, then, and at any time thereafter within a period of three months, the Agent may by notice to the Borrower:

(a)	require repayment of all or such part of the Advances on such date as it may specify in such notice (whereupon the same will become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrower under the Financing Documents); and/or

(b)	select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.

20.4	Waivers

The Lenders may, subject to Clause 20.5 (Participation of the Guarantor), waive any Event of Default with the Majority Lenders’ consent upon written request by the Borrower to the Agent.

20.5	Participation of the Guarantor

20.5.1	Upon the occurrence of an Event of Default the Agent will promptly inform the Guarantor thereof.

20.5.2	The Lenders may waive any Event of Default pursuant to Clause 20.4 (Waivers) only with the consent of the Guarantor.

21.	AGENT, ARRANGER AND LENDERS

21.1	Appointment and Authorisation

Each Lender hereby irrevocably (except for a removal under Clause 21.15 (Resignation)) appoints the Agent to act as its agent in connection with the administration of the Facility under the Financing Documents, and irrevocably (except for a removal under Clause 21.15 (Resignation)) authorises the Agent, to take such action and to exercise and carry out such rights, discretions, authorities, powers and duties as are specifically delegated to the Agent in this Agreement, in the Shareholders’ Undertaking Agreement and the Security Agreements together with such rights, discretions, authorities, powers and duties as are reasonably incidental thereto, in particular the communication with the Guarantor, provided that the Agent will not commence any legal action or proceedings on behalf of any Lender without such Lenders’ consent.

21.2	No Obligation

Neither the Agent nor the Arranger is obliged:

21.2.1	to take any action to ascertain whether any Event of Default has occurred or is outstanding;

21.2.2	to ascertain the correctness of any representation made by the Borrower or any other party in connection with this Agreement or any other Transaction Document;

21.2.3	to inquire as to the performance by the Borrower or any other party of its obligations under this Agreement or any other Transaction Document, or any breach of the Borrower or any other party of its obligations under this Agreement or any other Transaction Document; or

21.2.4	to give notice to the Lenders of any information or event of which the Agent becomes aware otherwise than by notice given by a party to this Agreement or to any of the Advisers in accordance with this Agreement.

The Agent will not be deemed to have knowledge of the occurrence of an Event of Default until it has received notice thereof from a party to this Agreement describing the Event of Default and stating that the event is an Event of Default, in which case it will promptly notify the Lenders.

21.3	Reliance

The Agent is entitled to rely on any communication or document believed by it to be genuine and correct, and on the advice given in connection with this Agreement by any of the Advisers appointed in connection with this Agreement, and will not be liable to any of the parties hereto and any of the Lenders for any of the consequences of such reliance where such reliance is in good faith.

21.4	Information Obligations

Notwithstanding any specific provisions in this Agreement relating to reporting requirements, the Agent will within the scope of its appointment:

21.4.1	promptly upon receipt notify each of the Lenders affected thereby and PWC of any material information and notice received by it from the Borrower, any of its Shareholders or any of the Advisers and will, to the extent it has obtained a sufficient number of photocopies from the Borrower, any of its Shareholders or such Adviser, supply photocopies of relevant documents to the Lenders and PWC, together with a statement of the Agent thereto;

21.4.2	promptly notify each of the Lenders and PWC of the occurrence of an Event of Default or any default by the Borrower, any of its Shareholders or any other party in the performance of or compliance with its respective obligations under this Agreement and the other Transaction Documents of which the Agent has received notice from a party to this Agreement or any of the Advisers in accordance with this Agreement.

21.5	Compliance with Legal Provisions

Nothing in this Agreement obliges the Agent to do anything which would or might in its opinion be contrary to the law of any relevant jurisdiction or render it liable to any person, and the Agent may do anything which in its opinion is necessary to comply with any such law.

21.6	Advisers

The Agent may retain and pay for the advice or services of any of the Advisers or any expert whose advice in its opinion is necessary or appropriate and rely upon any advice so obtained and shall not be liable to any of the parties hereto or to any of the Lenders for any of the consequences where such reliance is in good faith.

21.7	Liability

Neither the Agent nor the Arranger nor any of their respective directors, officers, employees or agents will be liable for any action taken or omitted by it, him or them under or in connection with this Agreement, the Security Agreements, the Shareholders’ Undertaking Agreement or any other Transaction Document and any related documentation except, notwithstanding any other provision of this Agreement, to the extent of its, his, or their gross negligence, wilful misconduct or bad faith.

21.8	Agency

The Agent will in performing its functions and duties under this Agreement, the Security Agreements, Shareholders’ Undertaking Agreement and any other Transaction Document solely act as the agent of the Lenders and will not assume or be deemed to have assumed any obligation as agent or otherwise for the Borrower or any of its Shareholders, except as specifically stated herein or in any other Transaction Document. The Agent will have no liability or responsibility to the Borrower or any Lender in connection with any failure or delay in performance or breach by any Lender or Lenders (other than the Agent in its capacity as a Lender) or the Borrower of any of its obligations under this Agreement, the Security Agreements, the Shareholders’ Undertaking Agreement or any other Transaction Document.

21.9	No Verification Duties

Neither the Agent nor the Arranger will be responsible for or obliged to verify:

21.9.1	the accuracy and/or completeness of any statements, representations or warranties made in or in connection with this Agreement, the Security Agreements, the Shareholders’ Undertaking Agreement or any other Transaction Document;

21.9.2	for any information given to any of the Lenders in respect of the Borrower or any matter relating to the Facility;

21.9.3	the recoverability of any of the sums due or to become due under this Agreement;

21.9.4	any failure, omission or defect in perfecting any Security, or the enforceability or value of any Security; or

21.9.5	the legality, validity, effectiveness, adequacy or sufficiency of this Agreement, the Security Agreements and the other Financing Documents.

21.10	Transaction Analysis

Each Lender acknowledges that it has made its own analysis of this transaction (including, without limitation, all agreements entered into in connection with this Agreement) without relying on the Agent or the Arranger and based on such information as it has deemed appropriate, and has reached its decision to enter into this Agreement based on its own investigations, and that it will continue to make its decisions in taking or not taking action under this Agreement based on such investigations as it shall deem appropriate. Each Lender hereby confirms that it does not have any objections to any agreements entered into in accordance with this Agreement.

21.11	Instruction by Majority Lenders

In the exercise of any right or power and in relation to any matter not expressly provided for by this Agreement, the Security Agreements, the Shareholders’ Undertaking Agreement or any other Transaction Document the Agent may act (or refrain from acting) in accordance with the instructions of the Majority

Lenders to be given by the Lenders within ten (10) Business Days of the Lenders having received a respective request from the Agent and will be fully protected in so doing, except to the extent of its own gross negligence, wilful misconduct or bad faith. In the absence of such instructions being given, or if the Agent were not provided with security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in taking any proceedings or action in connection with this Agreement, the Security Agreements, the Shareholders’ Undertaking Agreement or any other Transaction Document, then the Agent may act (or refrain from acting) as it thinks fit provided that it shall only take action while the above period for the issue of instructions is running if it determines that there is an urgent need to do so.

21.12	Indemnity

Each Lender will indemnify the Agent and the Arranger on demand from and against any and all liabilities, losses, damages, costs and expenses of any kind or nature whatsoever including any VAT thereon which the Agent or the Arranger may incur other than by reason of its own gross negligence or wilful misconduct in acting in its respective capacity as Agent or Arranger. Such indemnification will be made rateably in proportion to each Lender’s Commitment.

21.13	Same Rights and Liabilities, Business with the Borrower

In relation to its participation in the Facility which the Agent or any Lender and/or the Arranger will or may have from time to time, each of them will have the same rights, liabilities and powers under this Agreement as though it had not assumed such capacity. The Agent, the Arranger or any Lender or any of their respective associated companies may engage in any kind of business with the Borrower or any of their respective associated companies as if it were not the Agent, a Lender or, as the case may be, the Arranger.

21.14	Designation of New Office

Subject to Clause 21.5 (Compliance with Legal Provisions), the Agent may from time to time by giving notice to the Borrower and the Lenders designate an office or branch different from that acting at the time of giving notice, from which its duties under this Agreement will be performed thereafter provided that the Borrower will not be obligated to pay any fees, taxes or other costs or expenses to the extent the same would not have been payable in the absence of such designation.

21.15	Resignation

The Agent may resign at any time its appointment under this Agreement by giving written notice thereof to the other parties hereto, and the Agent may be removed from its position under this Agreement by the Majority Lenders giving written notice to that effect to the Borrower and the Agent. Any such resignation or removal shall take effect upon the notification of the acceptance of the appointment by the successor in its respective position in accordance with Clause 21.16 (Appointment of Successor).

21.16	Appointment of Successor

In the event of a resignation or removal of the Agent, the Majority Lenders will be entitled to appoint a successor in the position, upon agreement of the Borrower. A resignation or removal of the Agent under this Agreement, requires also a resignation or removal under the Pulp Mill Facility Agreement. If no such successor has been appointed within 30 days from the notice of resignation or notice of removal then the Agent will be entitled, upon agreement of the Borrower, to appoint any reputable and experienced bank or other financial institution as its successor.

21.17	Acceptance of Appointment

The acceptance of the appointment will be notified by any Lender being appointed for such purpose by the Majority Lenders to the Agent and upon such notification the relevant successor will succeed to and become vested with all rights, powers, privileges and duties of its predecessor. The resigning or removed Agent will do all such things as may be necessary to give effect to the succession and will thereupon be discharged from its duties and obligations under this Agreement (except for those under Clause 21.7 (Liability)), but shall continue to benefit from the provisions of this Clause 21.7 (Liability) in respect of any actions or omissions taken in its capacity as Agent. Such discharges do not exempt the Borrower from any of its liabilities.

21.18	Arranger

The Arranger has no duties or responsibilities whatsoever in connection with the operation or administration of the Facility.

21.19	Facility Office

The Agent may assume that the Facility Office or, as the case may be, each Facility Office of each Lender is that identified in Schedule 5 (Lenders and Commitments) (or, in the case of a transferee, at the end of the Transfer Certificate to which it is a party as transferee) until it has received from such Lender a notice designating some other office of such Lender to replace any such Facility Office, and the Agent may act upon any such notice until the same is superseded by a further such notice.

21.20	Missing Communication

The Agent may, if it is unable to obtain instructions or communicate with a Lender after making reasonable attempts to do so, either refrain from acting as Agent on behalf of such Lender or take such action on behalf of such Lender as it in its absolute discretion deems appropriate, and shall not be liable to such Lender as a result of any such action or inaction.

21.21	Majority Lenders’ Decisions

To the extent not otherwise stated in the Financing Documents, all amendments, consents and waivers under the Financing Documents may be given by the Agent acting on the direction of the Majority Lenders. Any changes in maturity, amounts payable, changes affecting the State Guarantee, changes in the Borrower, the Security, Clause 28 (Assignments and Transfers), the definition of Majority Lenders and this Clause 21.21 will, however, require unanimity of all Lenders.

22.	ADVISERS

22.1	The resignation or dismissal of an Adviser will be in accordance with its respective mandate.

22.2	Subject to the terms of the relevant mandate the Agent or the Arranger, as the case may be, will, if so instructed by the Majority Lenders cancel the appointment of an Adviser.

22.3	If the mandate of an Adviser is terminated prematurely for whatever reason, the Agent will, with the consent of the Majority Lenders and with the consent of the Borrower, appoint a successor at terms and conditions which are as similar to the terms and conditions on the initial mandate as is reasonably practical, and in such a manner that the duties of the relevant Adviser are continuously performed.

22.4	The Borrower hereby consents to the appointment of the Technical Adviser until six (6) months after Final Completion upon the expiry of its existing mandate.

23.	FEES

23.1	Commitment Fee

From the date of signing of this Agreement the Borrower will pay to the Lenders semi-annually in arrears on each 31 March and 30 September on the undrawn portion of the Facility a commitment fee to be calculated at 1% per annum.

23.2	Arranging Fee

The Borrower will pay to the Arranger an arranging fee in accordance with the Fee Letter.

23.3	Agency Fee

The Borrower will pay to the Agent an agency fee in accordance with the Fee Letter.

23.4	State Guarantee Fee

The Borrower will pay on the last day of each Interest Period a guarantee fee in accordance with the provisions of clause 9.4.3 of the Pulp Mill Facility Agreement in the amount of 1% per annum of the outstanding Advances. Upon the expiration of a period of 6 months following the granting of the State Guarantee, the Borrower will pay a commitment fee of 0,25% of the Commitments which have not been drawn down yet.

23.5	Upfront Fee

The Borrower will pay to the Lenders an upfront fee of 2% of the nominal amount of the Facility in connection with the preparation, negotiation and execution of this Agreement. This upfront fee becomes due and payable at the earler of (i) 10 days following the date of this Agreement or (ii) the first Drawdown Date.

23.6	VAT

Any fee referred to in this Clause 23 (Fees) is exclusive of any VAT or other tax which might be chargeable in connection with that fee.

24.	COSTS AND EXPENSES

24.1	Transaction Expenses

The Borrower will, from time to time on demand of the Agent, reimburse the Agent, the Security Agent and the Arranger for all reasonable external costs and expenses properly incurred (including travel and out-of-pocket expenses, notarial fees, the reasonable fees for the Advisers and counsel to the Agent and related expenses) on a full indemnity basis together with any VAT thereon incurred by them in connection with:

(a)	the carrying out of all due diligence enquiries and searches in connection with the Transaction Documents;

(b)	the negotiation, preparation and execution and translation of each of the Financing Documents and if any such party is involved in the negotiation of any Project Contract, the relevant Project Contract;

(c)	the completion and performance of the transactions contemplated in the Transaction Documents;

(d)	the activities of PWC pursuant to Clause 18.1.17 (Compliance with Conditions for State Guarantee and Government Grants);

(e)	the conduct of any audits; or

(f)	any exercise or attempted exercise of any right, power or remedy under any Financing Document or any failure to exercise any right, power or remedy except where that failure is due to the wilful misconduct or gross negligence of, as the case may be, the Arranger, the Agent or the Security Agent;

in each case subject to the terms of any agreement then made by the Borrower and the Agent relating to such costs and expenses.

24.2	Preservation and Enforcement of Rights

The Borrower will, from time to time on demand of the Agent reimburse the Lenders, the Agent, the Security Agent and the Arranger for all reasonable costs and expenses (including reasonable legal fees) on a full indemnity basis together with any VAT thereon incurred by them in connection with the preservation and/or enforcement of any of the rights of the Agent, the Security Agent or the Lenders under the Financing Documents and any document referred to in the Financing Documents.

24.3	Registration Fee

The Borrower will pay all registration and other fees to which the Financing Documents, any other document referred to in the Financing Documents or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Lenders, the Agent and the Security Agent against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such fees.

24.4	Amendment Costs

If the Borrower requests any amendment, waiver or consent then it will, within five (5) Business Days of demand by the Agent, reimburse the Lenders for all reasonable external costs and expenses (including reasonable legal fees of one law firm for the Lenders selected by the Agent) together with any VAT thereon incurred by such Lender in responding to or complying with such request.

24.5	Lenders’ Liabilities for Costs

If the Borrower fails to perform any of its obligations under this Clause 24 (Costs and Expenses), each Lender will, in proportion to its aggregate participation in the Advances (or, if no Advances have been made, the Facility) for the time being (or, if the Advances have been repaid in full, immediately prior to the final repayment), indemnify the Agent (or as the case may be the Security Agent) against any loss incurred by it as a result of the failure and the Borrower will immediately reimburse each Lender for any payment made by it pursuant to this Clause 24.5 (Lenders’ Liabilities for Costs).

25.	INDEMNITY AND BREAKAGE COSTS

25.1	Indemnity

The Borrower undertakes to indemnify the Lenders, the Agent and the Security Agent, except where any such costs, loss, expense or liability results from a Lender’s, the Agent’s and the Security Agent’s gross negligence, wilful default, bad faith or the breach of any of a Lender’s, the Agent’s and the Security Agent’s obligations under the Financing Documents against:

25.1.1	any reasonable cost, claim, loss, expense (including reasonable legal fees) or liability together with any VAT thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in any of the Transaction Documents; and

25.1.2	any reasonable cost or loss it may suffer as a result of any claim or proceeding against it relating to its involvement in the transactions contemplated hereby or any use of the proceeds of the Facility.

25.2	Breakage Costs

If:

(a)	any payment is made otherwise than on the last day of an Interest Period applicable thereto;

(b)	any other payment is made otherwise than on the due date therefore;

(c)	any Advance requested cannot be made because the Borrower has failed to fulfil a condition precedent; or

(d)	the Borrower refuses to accept a requested Advance,

then the Borrower will pay to the Agent for the account of each Lender to which such payment is made or who participated in the Advance requested, such additional amount as the relevant Lender may reasonably certify as being necessary to compensate it for any loss (excluding however the Margin) or expense incurred on account of funds borrowed, funds contracted for or utilised to fund its participation in the amount so paid or the Advance so requested, which it has suffered or incurred as the result of such amount not having been paid on the last day of such Interest Period or on its due date or the Advance not having been disbursed or accepted, as the case may be.

26.	SET-OFF

Each Lender may set off any matured obligation owed by the Borrower under this Agreement against any obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of set-off.

27.	PRO-RATA SHARING

27.1	If at any time the proportion received or recovered by any Lender by way of set-off or otherwise (other than through the Agent in accordance with clause 9 (Payments) of the Pulp Mill Facility Agreement) in respect of its portion of any amounts due from the Borrower to the Lenders under this Agreement is greater than the proportion thereof which the Lender would have received through the Agent if distributed in accordance with clause 9 (Payments) of the Pulp Mill Facility Agreement (the difference between the amount received or recovered (after deduction of any costs incurred by the Lender in connection with such receipt or recovery) by the Lender and the amount which the Lender would have received or recovered had the recovery been received through the Agent if distributed in accordance with clause 9 (Payments) of the Pulp Mill Facility Agreement hereinafter called the “Excess Amount”), then:

27.1.1	such Lender will promptly notify the Agent and pay to the Agent an amount equal to the Excess Amount within three (3) Business Days of such notification;

27.1.2	the Agent will account for such payment to the Lenders (excluding the Lender having received the Excess Amount) as if it were a payment by the Borrower on account of the sum owed to the Lenders under this Agreement; and

27.1.3	the liability of the Borrower to the Lenders will be adjusted in accordance with the distribution of the Excess Amount among the Lenders,

provided that:

(a)	if the Excess Amount or any part thereof thereafter has to be repaid to the Borrower by the Lender having received the Excess Amount, each of the Lenders will repay to the Agent for the account of such Lender such proportion of the amount received by it out of the Excess Amount (plus any interest legally demanded by the Borrower in respect of such proportion) as corresponds to the proportion of the Excess Amount which has to be repaid by the relevant Lender to the Borrower; and

(b)	sums recovered as a result of litigation started by a Lender to enforce its rights under this Agreement and resulting in an Excess Amount will only be shared with all Lenders other than Lenders which were aware of such litigation and did not join in such litigation without being legally prevented from doing so.

28.	ASSIGNMENTS AND TRANSFERS

28.1	Assignments and Transfers by the Borrower

The Borrower is not entitled to assign or transfer all or any of its rights, benefits and obligations under the Financing Documents.

28.2	Assignments and Transfers by the Lenders

28.2.1	Each of the Lenders (a “Transferor”) may at any time assign all its rights and benefits under this Agreement or transfer its rights and obligations under this Agreement in whole or in part to the Guarantor, members of the European Central Bank System, banks, including the European Investment Bank and any promotional banks (Förderbanken), financial service providers, financial institutions, insurance companies, institutional investors, funds, pension funds, public pension schemes and similar institutions (a “Transferee”) subject to Clause 28.2.2 and any such transfer will comprise a pro rata share of the entirety of the Transferor’s rights and obligations in relation to this Agreement. Participations in any disbursement of an Advance may not be transferred independently from corresponding participations in Commitments.

28.2.2	A transfer will only be permissible:

(a)	if the amount of the Commitment and/or Advance, as the case may be, under the Facility which is transferred is not less than EUR 1 million applied rateably between the Transferor’s share in each outstanding Advance thereunder and its undrawn Commitment in relation thereto (unless the Transferee is a Lender or a Pulp Mill Lender, in which case a transfer shall be unrestricted as for the amount);

(b)	with the consent of the Borrower, such consent not to be unreasonably withheld provided that consent will not be required if such transfer is made following the occurrence of an Event of Default or is made to an affiliate (belonging to the same group of companies within the meaning of § 18 AktG) of a Lender or to another Lender provided there are no adverse tax or other detriments (e.g. Germany’s thin capitalisation rules, § 8a KStG) to the Borrower; and

(c)	following such transfer the circumstances envisaged in Clauses 10 (Illegality) or 11 (Increased Costs) would neither apply, nor reasonably be expected to apply and the Borrower would not have, and would not reasonably be expected to have, any obligations under Clause 12.1.2 (Taxes).

28.2.3	A transfer will only become effective upon execution by the Transferor and the Transferee and countersignature by the Agent of a transfer certificate in the form of Schedule 10 (Transfer Certificate) (the “Transfer Certificate”) or, if later, at the time specified in the Transfer Certificate and the payment by the Transferee of a transfer fee of EUR 1,000. Upon the transfer becoming effective, and for such part of the Transferor’s rights and obligations, as is transferred, the Transferor shall be released from its obligations under the Financing Documents and all other related documentation, and its rights and obligations under such documents shall transfer to and vest in the Transferee provided that it will be the sole responsibility of the Transferee to ensure that any additional action which may be required for securing the valid transfer to it of any rights in respect of Security is taken.

28.2.4	The Transferor will give prompt notice of any proposed transfer to the Agent who will promptly inform the Borrower.

28.2.5	The Agent will promptly inform the Borrower of any perfected transfer.

28.2.6	The Borrower will undertake all reasonable efforts to assist the Arranger in all acts in connection with a syndication pursuant to this Clause 28.2 (Assignments and Transfers by the Lenders).

28.2.7	The Guarantor must consent to any transfer by the Lenders unless the Transferee is a central credit institution (zentrales Kreditinstitut), including the German federal bank (Deutsche Bundesbank), the European Investment Bank (EIB), any other promotional banks (Förderbanken), including KfW, provided that the transfer is undertaken for the purpose of refinancing.

28.3	Disclosure of Information

The Agent and the Lenders may disclose to any actual or potential assignee, participant or Transferee or to any person who may otherwise enter into contractual relations with such bank or financial institution in relation to any of the Financing Documents such information about the Borrower or such details of the Project Contracts as they consider appropriate provided that such person has executed and delivered to the Borrower a confidentiality undertaking reasonably satisfactory to the Borrower. The Agent will not in any way be liable or responsible for such information not being kept confidential by such proposed assignee, participant or Transferee or other person if a reasonable confidentiality undertaking was obtained prior to such disclosure.

29.	SUB-PARTICIPATIONS

Each Transferor may, in accordance with standard banking practices, grant at any time sub-participations with respect to all or any part of its rights and claims under this Agreement to Transferees and may make transfers with respect to such rights and claims.

30.	CALCULATIONS AND EVIDENCE OF DEBT

30.1	Basis of Accrual

Unless otherwise provided, interest and Fees payable per annum will accrue from day to day and be calculated for the actual number of days elapsed and on the basis of a year of 360 days.

30.2	Prima Facie Evidence

30.2.1	In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained with the Agent and/or the Lenders are, in the absence of manifest error, prima facie evidence of the existence and amounts of the specified obligations of the Borrowers.

30.2.2	A certificate of and determination by the Agent, Security Agent or a Lender as to the interest rate and amounts owed under the Financing Documents are, in the absence of manifest error, prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

31.	NON-APPLICABILITY OF § 181 BGB

31.1	§ 181 BGB does not (to the extent legally permissible) apply to any authorisation the Borrower gives to the Arranger, Agent, Security Agent and Lenders.

31.2	Each of the Agent and the Security Agent is entitled to administer the business of the consortium of Lenders in the name and for the account of each Lender. For this purpose, each Lender hereby grants power of attorney to each of the Agent and the Security Agent to submit and accept any declarations in connection with this Agreement and each Lender releases the Agent and the Security Agent (to the extent legally permissible) from the restrictions contained in § 181 BGB. If, and to the extent, a release from the restrictions contained in § 181 BGB is legally impossible, the relevant Lender shall promptly notify the Agent and the Security Agent thereof and shall ratify all acts of the Agent and the Security Agent which fall into the scope of § 181 BGB immediately without notice.

32.	FORM REQUIREMENTS AND AMENDMENTS

32.1	No oral side agreements (Nebenabreden) have been made.

32.2	Any modification or amendment to this Agreement, including this Clause, and any waiver by the Agent or any of the Lenders of its rights under this Agreement, must be made in writing.

32.3	Any material modification or amendment of this Agreement, in particular any material (nicht geringfügig) amendments to the Investment and Financing Plan and any waivers with respect to the payment of principal and interest, require the prior consent of the Guarantor.

33.	CONDITIONS OF THE STATE GUARANTEE

The conditions of the State Guarantee as set out in Schedule 6 (State Guarantee) are incorporated in this Agreement, even if they are not explicitly provided for in this Agreement. In the case of any discrepancies between the conditions of the State Guarantee and the terms of this Agreement, the former will apply.

34.	REMEDIES AND WAIVERS, CUMULATIVE RIGHTS, PARTIAL INVALIDITY

34.1	Remedies and Waiver

No failure to exercise, nor any delay in exercising, on the part of the Lenders, any right or remedy under any Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

34.2	Cumulative Rights

The rights and remedies provided in the Financing Documents are cumulative and not exclusive of any other rights and remedies provided in the Financing Documents or by law.

34.3	Partial Invalidity

Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement. In lieu of the invalid or unenforceable provision another reasonable provision shall apply, which as far as legally possible comes as close as possible to the intention of the contracting parties, or to what would have been their intention, in line with the spirit and the purpose of this Agreement, had the parties upon entering into this Agreement taken into consideration the invalidity or unenforceability of the respective provision. The same shall apply mutatis mutandis to fill possible gaps in this Agreement.

35.	NOTICES

35.1	Communications in Writing

Each communication to be made by the parties hereto under this Agreement or any other Financing Document that does not contain a provision comparable to this Clause 35.1 will be made in writing and, unless otherwise stated, will be made by fax, letter or e-mail. Each communication will be in German or English.

35.2	Addresses

Any communication or document to be made or delivered by the parties hereto pursuant to this Agreement or to any other Financing Document that does not contain a provision comparable to this Clause 35.2 will (unless the recipient of such communication or document has, by fifteen (15) days’ written notice to the Agent, specified another address or fax number) be made or delivered to the address set out below:

(a)	to the Borrower:

Zellstoff Stendal GmbH

Goldbecker Strasse 1

D – 39596 Arneburg

attn.: Dr. Niklaus Grünenfelder

Tel.: +49 – (0) 39321 – 55150

Fax.: +49 – (0) 39321 – 55129

(b)	to the Arranger:

UniCredit Bank AG

Arabellastrasse 14

D – 81925 München

attn.: Ruth Schneider

Tel.: +49 – 89 378 26963

Fax: +49 – 89 378 3326963

(c)	to the Agent and/or Security Agent:

UniCredit Bank AG

Arabellastrasse 14

D – 81925 München

attn.: Loans Agency

Tel.: +49 – 89-378 25460

Fax: +49 – 89 378 41517

(d)	to the Lenders:

to the contact addresses mentioned in Schedule 5 (Lenders and Commitments).

35.2.2	Communications or documents addressed to PWC in connection with this Agreement or any other Financing Document, not containing a provision corresponding to this Clause 35.2, shall be addressed to it at:

PWC

Hegelstraße 4

39104 Magdeburg

attn.: Ute Besch-Schneider

Tel.: +49 – (0) 391 – 5372 – 139

Fax.: +49 – (0) 391 – 5372 – 163

35.3	Delivery

35.3.1	Any communication or document made or delivered by one person to another under or in connection with the Financing Documents will only be effective when received (zugegangen), in particular:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or person is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or person.

35.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or person identified with the Agent’s signature below (or any substitute department or person as the Agent shall specify for this purpose).

35.3.3	All notices from or to the Borrower and from or to the Guarantor shall be sent through the Agent.

36.	GOVERNING LAW

This Agreement will be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

37.	JURISDICTION

The exclusive place of jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement is Munich. The Lenders, the Agent and the Security Agent may, however, also commence proceedings before any other court in which assets of the Borrower are located. Mandatory places of jurisdiction remain unaffected.

38.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument.

39.	CONCLUSION OF THE AGREEMENT (VERTRAGSSCHLUSS)

39.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

39.2

If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 39.1 above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance Partnerschaftsgesellschaft, attention Julia

Krystofiak (e-mail: julia.krystofiak@cliffordchance.com, fax: +49 69 7199 4000) (the “Recipient”). The Agreement will be considered concluded once the Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from the parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by the Recipient.

39.3	For the purposes of this Clause 39 only, the Parties appoint the Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) the Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, the Recipient will have no further duties connected with its position as Recipient. In particular, the Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SCHEDULE 1

Drawdown Request

[Borrower’s Letterhead]

To:	UniCredit Bank AG

Attn: Loans Agency

Telefax: +49 – 89 – 378 – 41517

Date: [                    ]

We refer to the EUR 17,000,000 facility agreement dated [—] whereby a facility has been made available to Stendal Zellstoff GmbH by UniCredit Bank AG and IKB Deutsche Industriebank AG on whose behalf UniCredit Bank AG is acting as agent in connection therewith (such agreement as from time to time amended being referred to herein as the “Facility Agreement”). Terms defined in the Facility Agreement shall have the same meanings herein unless specified otherwise herein.

Pursuant to Clause 3.1 (Utilisation of the Facility) of the Facility Agreement, we hereby request the following drawdown:

Draw down Date:

Interest Period:

Amount of Advance: EUR

The Advance will be used for the following specific purposes: [—]

The amount of the Advance shall be credited to the Blue Mill Investment Account.

We hereby confirm that

1.	the representations and warranties pursuant to Clause 14.1 (Representations and Warranties) of the Facility Agreement are correct as at the date hereof and will be correct immediately after the Advance is made;

2.	no Event of Default or Potential Event of Default as set out in Article 20 of the Facility Agreement has occurred and is continuing or might result from the making of the Advance;

3.	no Material Adverse Effect has occurred and is continuing;

4.	the Assurance of Overall Financing is still fulfilled; and

5.	the drawdown conditions for the requested Advance have been met [unless otherwise waived pursuant to Clause 3.3.2 (Drawdown Conditions) of the Facility Agreement].

Zellstoff Stendal GmbH

by:

SCHEDULE 2

Conditions for the First Drawdown

The following documentation and information in form and substance satisfactory to the Agent has been received by the Agent:

1.	A certified and up-to-date copy of the commercial register extract and the articles of association of the Borrower and the Sponsors.

2.	A copy of the corporate authorisations and/or shareholder resolutions of the Borrower relating to the execution, delivery and performance of all Financing Documents entered into in connection with Project Blue Mill to which it is a party.

3.	A certified copy of the Secretary Certificates of the Corporate Secretary of Mercer International:

(a)	authorising the execution, delivery and performance of all Financing Documents entered into in connection with Project Blue Mill to which Mercer International is a party as approved by Mercer International’s board of trustees; and

(b)	setting out the names and signatures of the authorised signatories for the signing of such documents duly certified to be true and correct.

4.	Specimen signatures of the persons authorised to sign the Financing Documents and notices thereunder.

5.	Original executed copies of the Transaction Documents, including any amendment agreements thereto, in each case, in full force and effect other than:

(a)	in the case of the Transaction Documents, which will be concluded or be in full force and effect upon first drawdown hereunder;

(b)	in the case of the Transactions Documents, which will not be amended in connection with this Agreement; and

(c)	in the case of the Turbine Contract, which will be in full force and effect upon the payment of the down payment under the Turbine Contract,

together, in each case, with any necessary notices of assignment and acknowledgements thereof in form and substance acceptable to the Agent, registrations (save for the land charges to be created) etc in each case, in full force and effect.

6.	Evidence that the Shareholders have paid into the Blue Mill Investment Account the following funds:

(a)	EUR 4,750,000 in the form of a Shareholder Loan;

(b)	EUR 1,750,000 in the form of a Repayable Shareholder Loan,

7.	Evidence that the Government Grants for Project Blue Mill as contemplated in the Investment and Financing Plan will be granted for Project Blue Mill in favour of the Borrower as Direct Grants (GA-Zuschuss (Investment Incentives)) by the State of Saxony-Anhalt and Tax Grants (Investitionszulagen) by the Federal Republic of Germany.

8.	The Financial Model and the agreed Base Case as well as the Investment and Financing Plan.

9.	The Project Budget in accordance with the Financial Model.

10.	All Authorisations required for Project Blue Mill and the performance of the Borrower’s obligations under the Transaction Documents required as of the first Drawdown Date as contemplated by Clause 14.1.5 (Authorisations) have been obtained.

11.	The Borrower will further present copies of the Authorisations required for Project Blue Mill and the performance of the Borrower’s obligations under the Transaction Documents required as of the first Drawdown Date as contemplated by Clause 14.1.5 (Authorisations).

12.	Report by the Insurance Adviser containing, inter alia, the confirmation that the insurances entered into are satisfactory.

13.	Brokers’ letter(s) of undertaking, insurance cover notes and agreed draft policy wordings satisfactory to the Insurance Advisor.

14.	The most recent audited financial statements of the Borrower.

15.	The most recent audited accounts of each of the Sponsors and Shareholders.

16.	All Advisers fees and amounts payable hereunder have been paid in full or will be paid in full out of the first Advance.

17.	The Lenders are satisfied in all respects with the construction and operating arrangements for Project Blue Mill.

18.	Evidence satisfactory to the Agent that SP Holding (on a fully diluted basis) holds at least 70.58 per cent. of the voting rights in the Borrower and has control over the board of directors of the Borrower and that SP Holding is a wholly owned subsidiary of Mercer International.

19.	A legal opinion from the legal advisers to the Borrower, the Shareholders and the Sponsors, respectively, with respect to the obligations of Mercer International, SP Holding, and E&Z under the Transaction Documents to which they are a party.

20.	A legal opinion of the Agent’s German legal counsel regarding the transaction in form and substance satisfactory to the Agent.

21.	The waiver from the Pulp Mill Lenders regarding the application of funds standing to the credit of the civil claims works account in connection with the Shareholder Contributions by E&Z.

SCHEDULE 3

General Drawdown Conditions

1.	The Agent has received a duly completed irrevocable Drawdown Request not later than 11:00 a.m. on the fifth (5th) Business Day before the Drawdown Date proposed in the Drawdown Request.

2.	The representations and warranties continue to be true and correct.

3.	No Event of Default or Potential Event of Default has occurred and remains uncured or unwaived or would occur as a result of the making of the Advance to be drawn down.

4.	Neither of the events mentioned in Clauses 5.1.1 and 5.1.2 has occurred.

5.	All terms and conditions of the State Guarantee are met, no event has occurred, as a result of which PWC refuses to allow disbursements under this Agreement and the State Guarantee continues to be valid and in full force and effect.

6.	Certificate by the Insurance Adviser stating that Project Blue Mill is sufficiently insured in accordance with the construction progress. Such certificate is not needed if the respective insurance company is obliged to inform the Lenders promptly of a termination of any insurance.

7.	The Borrower has:

(a)	paid all due and unpaid fees and expenses due under any of the Financing Documents; or

(b)	instructed the Lenders to deduct the amount of such fees and expenses from the amount of the Advance to be disbursed to the Borrower and the amount of the Advance is sufficient to satisfy all such outstanding fees and expenses.

SCHEDULE 4

Lenders and Commitments

Lender	Commitment in Euro

UniCredit Bank AG Arabellastrasse 14 D – 81925 München attn.: Ruth Schneider Tel.: 0049 (0)89 – 378 – 26963 Fax: 0049 (0)89 – 378 – 3326963	2,000,000

IKB Deutsche Industriebank AG Wilhelm-Bötzkes-Straße 1 D – 40474 Düsseldorf attn.: Jens Reinicke Tel.: 0049 (0)211 – 8221 – 4936 Fax: 0049 (0)211 – 8221 – 2936	15,000,000

Total Commitments	17,000,000

SCHEDULE 5

Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of their functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Facility Office) of complying in respect of Advances made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent in accordance with the formula set out below (expressed as a percentage rate per annum):

A x 0.01	% per annum.
300

Where A is the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules (calculated for this purpose by the Agent as being the average of the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors, ignoring any minimum fee or zero related fee required pursuant to the Fees Rules) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

5.	For the purposes of this Schedule:

(a)	“Fee Rules” means the Banking Supervision (Fees) Regulations 2000 or such other law as may be in force from time to time in respect of the payment of fees for banking supervision;

(b)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union;

(c)	“Special Deposits” has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(e)	the resulting figure will be rounded to four decimal places.

6.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties hereto any amendments or variations which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority and/or the European Central Bank (or, in any case, any other authority which replaces all or any of their functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.	The percentages or rates of charge of each Lender for the purpose of A above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fee Rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to the formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all of the parties to this Agreement.

SCHEDULE 6

State Guarantee

[Drafting note: neben der Bürgschaftsurkunde sind an dieser Stelle die Allgemeinen Bestimmungen für Landesbürgschaften zur Wirtschaftsförderung des Landes Sachsen-Anhalt, Richtlinien über Bürgschaften als Regionalbeihilfen für Investitionskredite vom 8. Oktober 2007 (Runderlass des Ministeriums der Finanzen vom 8. Oktober 2007 – 34 – 32901) sowie die Bürgschaftsentscheidung (Schreiben vom 15. November 2011/19. Dezember 2011) einzufügen]

SCHEDULE 7

Minimum Insurance Schedule

SCHEDULE 8

Minimum Insurance Operation Period Schedule

SCHEDULE 9

Sample Table of Content Regarding

Quarterly Construction Progress Reports

Summary

1.	General Progress and Observations

1.1	Blue Mill, General, Budget, Schedule

1.2	Blue Mill, Technical Issues

1.3	Project organization & administration

2.	Owner’s Scope of Work

2.1	Works

2.2	Infrastructure and Grid Connections

2.3	Utilities Supply

2.4	Quality

3.	Permits

3.1	Review of Permit Situation

4.	Commissioning Plan

4.1	Departmental Plans

4.2	Power Production Plans

4.3	Training

5.	Investment Budget Follow-up

5.1	Main Events Causing Deviations and Change Orders

6.	Milestones

6.1	Intermediate Steps

6.2	Start-up

6.3	Operational Acceptance

ANNEXES

(A)	Time Schedules

(B)	Inspections Programme

(A)	External Visits and Events

(B)	Internal events

SCHEDULE 10

Transfer Certificate

Transfer Agreement

Between

[                    ]

(the “Assigning Lender”)

and

[                    ]

(the “Assignee”)

Preamble

Whereas, by the agreement dated [—] (the “Facility Agreement”) the Assigning Lender together with the other Lenders has provided to the Borrower the Facility Agreement for an aggregate principal amount of up to EUR 17,000,000. The Assigning Lender has assumed a Lender’s Commitment in the amount of EUR [    ].

Whereas, the Assigning Lender has pursuant to Clause 28 (Assignment and Transfers) of the Facility Agreement the right to assign to a bank or financial institution its legal position as Lender including all its rights, benefits and obligations under the Facility Agreement in whole or in part in amounts of not less than EUR 10 million.

Whereas, the Assigning Lender is desirous to transfer its rights, benefits and obligations related to an amount of EUR [    ] of the Facility Agreement to the Assignee and the Assignee is desirous of assuming the legal position of the Assigning Lender related thereto including all rights, benefits and obligations.

Now therefore, the parties to this Transfer Agreement hereby agree as follows:

1.	Definitions

Terms used but not otherwise defined herein shall have the meaning given to them in the Facility Agreement.

2.	Transfer of Assigning Lender’s Participation in Advances

Subject to the payment to the Agent of a fee in the amount of EUR 1,000 and to the condition precedent that the Assignee pays the transfer price on the date of payment as defined in Clause 6.2, the Assigning Lender herewith assigns and transfers and the Assignee herewith assumes, the Assigning Lender’s legal position related to such Lender’s portion of its participation in each outstanding Advance and/or the Commitments (applied rateably across the Tranches and in any particular Tranche rateably between the Assigning Lender’s share in each outstanding Advance thereunder and its undrawn Commitment in relation thereto) in the amount set out in Clause 6.2 hereof, including but not limited to all rights, benefits and obligations of the Assigning Lender under the Facility Agreement, the Shareholders’ Undertaking Agreement, the Security Agreements and the Security Pooling Agreement as against the Borrower (if transferable) and the other parties thereto (the “Transferred Position”) effective as of the date of payment as defined in Clause 6.2. Upon the transfer as set forth above becoming effective, the Assigning Lender shall be released from the obligations related to the Transferred Position to the Borrower on the one hand and to the Lenders on the other hand.

3.	Confirmations

3.1	The Assignee confirms that it has received a copy of the Facility Agreement and all other documentation and information required by it in connection with the transaction contemplated by this Transfer Agreement.

3.2	The Assignee confirms that it has made and will continue to make its own assessment of the validity, enforceability and sufficiency of the Facility Agreement and the Transfer Agreement and has not relied and will not rely on the Assigning Lender, the Original Lender and the Agent or any statements made by any of them in this respect.

3.3	The Assigning Lender hereby confirms that it has fulfilled its obligations arising out of the Facility Agreement with respect to the Transferred Position until the date hereof. The Assigning Lender gives no representation or warranty and assumes no responsibility with respect to the validity or enforceability of the Facility Agreement or any document related thereto and assumes no responsibility for the financial conditions of the Borrower or any other party to the Facility Agreement or for the performance and observance by the Borrower or any other party of any of its obligations under the Facility Agreement and all such representations and warranties, whether expressed or implied by law or otherwise, are hereby excluded.

3.4	The Assignee hereby ratifies and confirms the declarations and acts made by the Security Agent on its behalf pursuant to Clause 4.4 of the Share Pledge Agreement dated 26 August 2002 between the Shareholders as pledgors and the Security Agent as pledgee (as amended from time to time) and Clause 2.6 of the Account Pledge Agreement dated 26 August 2002 between the Borrower as pledgor and the Security Agent as pledgee (as amended from time to time).

4.	Miscellaneous

4.1	The Assigning Lender shall inform the Agent without undue delay of the transfer of the Transferred Position pursuant to Clause 2 by sending an executed copy of this Transfer Agreement to it.

4.2	The Assignee herewith empowers the Agent to exercise such rights, powers of attorney and discretions as set forth in the provisions of the Financing Documents.

4.3	Without prejudice to any future change of address, all correspondence to the Assignee shall be sent to the following address:

[                    ]

Attn.:

Fax:

5.	Legal Provisions

5.1	Any alteration or amendment to this Transfer Agreement shall be in writing.

5.2	The form and content of this Transfer Agreement shall be subject to and construed in accordance with the laws of the Federal Republic of Germany in every respect. Non-exclusive place of jurisdiction for all disputes arising out of or in connection with this Transfer Agreement shall be Munich.

5.3	Should any provision of this Transfer Agreement be or become wholly or partly invalid, then the remaining provisions shall remain valid. Invalid provisions shall be construed in accordance with the intent of the parties and the purpose of this Transfer Agreement.

5.4	This Transfer Agreement has been executed in the German language in three (3) counterparts. One executed copy shall be provided to the Assigning Lender, the Assignee and the Agent. Each executed copy shall have the effect of an original.

6.	Commitments and Advances Subject to Transfer

6.1	Assigning Lender’s Commitment prior to transfer:	EUR [ ]
	Assigning Lender’s participation in Advances prior to transfer:	EUR [ ]
	Position transferred to Assignee:	EUR [ ]
	Assigning Lender’s Commitment upon transfer:	EUR [ ]

6.2	Date of payment by Assignee to Assigning Lender:	[ ]

6.3	Account of Assigning Lender to which payment shall be effected:	[ ]

[Assigning Lender]

[Assignee]

We hereby confirm the Borrower has consented to the above assignment and transfer and we hereby agree on our own behalf as Lender and on behalf of the other Lenders to the above Transfer Agreement.

[place], [date]

[Agent]

SCHEDULE 11

Broker’s Letter of Undertaking

[Letterhead of insurance broker]

LETTER OF UNDERTAKING

To:	UniCredit Bank AG (the “Agent” and “Security Agent”)

Dear	Sirs,

[                    ] (the “Project”)

We have been requested by Zellstoff Stendal GmbH (the “Borrower”), to provide you with certain confirmations relating to certain insurances arranged by us in relation to the Project Blue Mill. Accordingly we provide you with the confirmations set out below.

The insurances summarised in Appendix 1 attached to this letter (the “Insurances”) are, at the date hereof, in full force and effect in respect of the risks and liabilities as set out in the insurance policies evidenced in the policies/cover notes attached as Appendix 2 (the “Policies”).

We further confirm in our capacity as insurance brokers to the Borrower that the Insurances are, to the best of our knowledge and belief placed with insurers, which as at the time of placement, are reputable and financially sound. We do not, however, make any representations regarding such insurer’s current or future solvency or ability to pay claims.

We have arranged the Insurances on the basis of information and instructions given by the Borrower. We have not made any particular or special enquiries regarding the Insurances beyond those that we normally make in the ordinary course of arranging insurances on behalf of our insurance broking clients. The confirmations set out in this letter are given by reference to our state of knowledge at the date hereof.

We shall use our best endeavours to notify the Borrower and the Security Agent as soon as reasonably practicable after we become aware of an insurer ceasing to carry a claims rating from Standard & Poors Rating Agency of at least BBB+ or a comparable rating.

Pursuant to instructions received from the Borrower in connection with the Insurances, we hereby undertake:

(a)	to notify you as soon as reasonably practicable prior to the expiry of the Insurances if we have not received instructions from the Borrower and/or any insured parties or the agents of any such party to negotiate renewal, and, in the event of our receiving instructions to renew, to advise you as soon as reasonably practicable after receipt of the details thereof;

(b)	to notify you as soon as reasonably practicable after giving or receiving notice of termination of our appointment as brokers in relation to the Insurances;

(c)	to pay into the Revenue Account or such other account as you may inform us in writing from time to time, without any set-off or deduction of any kind, for any reason, all payments received by us from the insurers in relation to the Insurances (including refunds of premium) other than as may be permitted in the relevant loss payable clauses in the Endorsements;

(d)	to advise you as soon as reasonably practicable after receiving notice of any insurer’s cancellation or suspension of any of the Insurances or receiving notice of any insurer’s intention to cancel or suspend any of the Insurances;

(e)	in accordance with our duties to our clients, make the Borrower aware of its pre-contractual duties of disclosure to the insurers by advising the Borrower of the type of information which generally needs to be disclosed to the insurers;

(f)	subject to the Borrower’s consent, to hold the insurance slips or contracts, the policies and any renewals thereof or any new or substitute policies to the extent held by us, to the order of the Security Agent; and

(g)	to treat as confidential all information in relation to the Insurances marked as confidential and supplied to us by the Borrower or the Security Agent and not to disclose such information, without the written consent of the supplier, to any third party other than those persons who, in our reasonable opinion, have a need to have access to such information from time to time. Our obligations of confidentiality shall not conflict with our duties owed to the Borrower and shall not apply to disclosure required by an order of a court of competent jurisdiction, or pursuant to any applicable law or regulations having the force of law or to information which is in the public domain.

The above undertakings are subject to our continuing appointment as insurance brokers to the Borrower in relation to the Insurances and, following termination of such appointment, our immediate release from all our obligations set out in this letter (except for those mentioned in paragraph (g) above).

Nothing in this letter shall prejudice the right that any insurer may have to cancel any of the Insurances following default in excess of 30 days in payment of premiums, nor shall the exercise of such right in circumstances amount to a breach of any obligations accepted by us pursuant to the terms of this letter. In accordance with paragraph (d) above we will give you notice as soon as reasonably practicable after receiving notice of any insurer’s intention to cancel any of the Insurances and where insurers wish to cancel for reasons of non-payment of premium, we will request that insurers give you a reasonable opportunity to pay amounts outstanding before such insurers issue a notice of cancellation.

For the avoidance of doubt, all undertakings and other confirmations given in this letter relate solely to the Insurances. They do not apply to any other insurances and nothing in this letter should be taken as providing any undertakings or confirmations in relation to any insurance that ought to have been placed or may at some future date be placed by other brokers.

This letter is given by us on the instructions of the Borrower and with the Borrower’s full knowledge and consent as to its terms, as evidenced by the Borrower’s signature below.

This letter shall be governed by and shall be construed in accordance with German law and any dispute as to its terms shall be submitted to the exclusive jurisdiction of the courts of Germany.

Yours faithfully,

For and on behalf of [insurance broker]

For and on behalf of [Zellstoff Stendal GmbH]

SCHEDULE 12

Investment and Financing Plan

SCHEDULE 13

Shareholders’ Undertaking Agreement

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written:

The Borrower

Zellstoff Stendal GmbH

By:
	Name:	Dr. Niklaus Grünenfeler	Name:	Thomas Sjögren
	Title:	Managing Director	Title:	Mill Manager

Address:	Goldbecker Strasse 1
39596 Arneburg
Federal Republic of Germany

The Arranger, Agent, Security Agent and Original Lender 1

UniCredit Bank AG

By:
	Name:	Name:
	Title:	Title:

Address:	Arabellastrasse 14
81925 München
Federal Republic of Germany

The Original Lender 2

IKB Deutsche Industribank AG

By:
	Name:	Name:
	Title:	Title:

Address:	Wilhelm-Bötzkes-Straße 1
40474 Düsseldorf
Federal Republic of Germany